UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No. ____)
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ONCOGENEX PHARMACEUTICALS, INC.

(Name of Registrant as Specified In Its Charter)

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PROXY STATEMENT
ONCOGENEX PHARMACEUTICALS, INC.
1522 — 217th Place S.E., Suite 100
Bothell, Washington 98021
April 21, 2011
Dear Stockholder:
You are cordially invited to attend the Annual Meeting of stockholders of OncoGenex Pharmaceuticals, Inc. on May 26, 2011, at 9:00 a.m. local time. The Annual Meeting will be held in the offices of Fenwick & West LLP at 1191 Second Avenue, 10th Floor, Seattle, Washington 98101.
The matters to be acted upon are described in the accompanying Notice of Annual Meeting and Proxy Statement.
Your vote is very important. Whether or not you plan to attend the Annual Meeting, we urge you to vote and submit your proxy by telephone, via the Internet or by mail in order to ensure the presence of a quorum. If you attend the Annual Meeting, you may, of course, revoke your proxy and vote your shares in person. If you hold your shares through an account with a brokerage firm, bank or other nominee, please follow the instructions you receive from them to vote your shares.
We look forward to seeing you at the Annual Meeting.
Sincerely,
/s/ SCOTT CORMACK
Scott Cormack
President and Chief Executive Officer

ONCOGENEX PHARMACEUTICALS, INC.
1522 — 217th Place S.E., Suite 100
Bothell, Washington 98021
NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of OncoGenex Pharmaceuticals, Inc., a Delaware corporation, will be held on May 26, 2011, at 9:00 a.m. local time. The Annual Meeting will be held in the offices of Fenwick & West LLP at 1191 Second Avenue, 10th Floor, Seattle, Washington 98101, for the following purposes:
1.	To elect six directors to serve until our next annual meeting of stockholders or until their successors are duly elected and qualified;
2.	To ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2011;
3.	To approve an amendment to our 2010 Performance Incentive Plan that will increase the total shares of common stock available for issuance under the 2010 Performance Incentive Plan from 450,000 to 1,050,000;
4.	To approve, by a non-binding advisory vote, the compensation paid by us to our Named Executive Officers;
5.	To select, by a non-binding advisory vote, the frequency at which our stockholders will be asked to approve, by a non-binding advisory vote, the compensation paid by us to our Named Executive Officers; and
6.	To transact such other business as may properly come before the Annual Meeting.
Only stockholders of record at the close of business on March 31, 2011 are entitled to notice of, and to vote at, the Annual Meeting. For 10 days prior to the Annual Meeting, a complete list of stockholders entitled to vote at the Annual Meeting will be available for examination by any stockholder, for any purpose relating to the Annual Meeting, during ordinary business hours at our headquarters at the above address.
By Order of the Board of Directors,
/s/ MICHELLE BURRIS
Michelle Burris
Secretary
Bothell, Washington
April 21, 2011
YOUR VOTE IS IMPORTANT
WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING, WE ENCOURAGE YOU TO VOTE AND SUBMIT YOUR PROXY BY TELEPHONE, THE INTERNET OR MAIL. FOR ADDITIONAL INSTRUCTIONS ON VOTING BY TELEPHONE OR THE INTERNET, PLEASE REFER TO YOUR PROXY CARD. TO VOTE AND SUBMIT YOUR PROXY BY MAIL, PLEASE COMPLETE, SIGN AND DATE THE ENCLOSED PROXY CARD AND RETURN IT IN THE ENCLOSED ENVELOPE. IF YOU ATTEND THE ANNUAL MEETING, YOU MAY REVOKE YOUR PROXY AND VOTE IN PERSON. IF YOU HOLD YOUR SHARES THROUGH AN ACCOUNT WITH A BROKERAGE FIRM, BANK OR OTHER NOMINEE, PLEASE FOLLOW THE INSTRUCTIONS YOU RECEIVE FROM THEM TO VOTE YOUR SHARES.
IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING
OF STOCKHOLDERS TO BE HELD ON MAY 26, 2011
The Company’s Proxy Statement and Annual Report on Form 10-K for the year ended
December 31, 2010 are available at http://www.oncogenex.com.

ONCOGENEX PHARMACEUTICALS, INC.
1522 — 217th Place S.E., Suite 100
Bothell, Washington 98021
PROXY STATEMENT FOR
2011 ANNUAL MEETING OF STOCKHOLDERS
This Proxy Statement is furnished in connection with the solicitation of proxies on behalf of the Board of Directors of OncoGenex Pharmaceuticals, Inc., a Delaware corporation, for use at the Annual Meeting of Stockholders, or the Annual Meeting, to be held on May 26, 2011, at 9:00 a.m. local time, or at any adjournment or postponement thereof, for the purposes set forth herein and in the accompanying Notice of Annual Meeting.
The Annual Meeting will be held on May 26, 2011 at the offices of Fenwick & West LLP at 1191 Second Avenue, 10th Floor, Seattle, Washington 98101. This Proxy Statement and accompanying proxy card will first be mailed on or about April 21, 2011 to all stockholders entitled to vote at the Annual Meeting.
Voting Rights
Only stockholders of record at the close of business on March 31, 2011, the record date, are entitled to notice of and to vote at the Annual Meeting and any adjournment or postponement of the Annual Meeting. At the close of business on March 31, 2011, we had 9,718,251 shares of common stock outstanding.
Each stockholder of record is entitled to one vote for each share of common stock held on the record date on all matters. Dissenters’ rights are not applicable to any of the matters being voted upon.
All stockholders entitled to vote at the Annual Meeting may cumulate votes in the election of directors. With cumulative voting, each stockholder is entitled to as many votes as shall be equal to the number of votes that the stockholder would be entitled to cast for the election of directors multiplied by the number of directors to be elected by the stockholders, and each stockholder may cast all of his, her or its votes for a single director or may distribute them among the number to be voted for or for any two or more of them. No stockholder, however, will be entitled to cumulate votes unless the name of the candidate or candidates for whom the votes would be cast has been placed in nomination prior to voting, and any stockholder has given notice, at the Annual Meeting and prior to commencement of voting, of the stockholder’s intention to cumulate votes. Otherwise, the proxies solicited by the Board of Directors confer discretionary authority in the proxy holders to cumulate votes so as to elect the maximum number of nominees.
How to Vote Your Shares
YOUR VOTE IS IMPORTANT. Your shares can be voted at the Annual Meeting only if you are present in person or represented by proxy. Whether or not you expect to attend the Annual Meeting, please take the time to vote your proxy.
Stockholders of record, or “registered stockholders,” can vote by proxy in the following three ways:

By Telephone:	Call the toll-free number indicated on the enclosed proxy and follow the recorded instructions.

Via the Internet:	Go to the website indicated on the enclosed proxy and follow the instructions provided.

By Mail:	Mark your vote, date, sign and return the enclosed proxy in the postage-paid return envelope provided.
If your shares are held beneficially in “street” name through a nominee such as a brokerage firm, financial institution or other holder of record, your vote is controlled by that firm, institution or holder. Your vote by proxy may also be cast by telephone or via the Internet, as well as by mail, if your brokerage firm or financial institution offers such voting alternatives. Please follow the specific instructions provided by your nominee on your voting instruction card.

Even if you have given your proxy, you still may vote in person if you attend the Annual Meeting. Please note, however, that if your shares are held beneficially through a broker, bank or other nominee and you wish to vote at the Annual Meeting, you must obtain a proxy issued in your name from the record holder. Directions to Fenwick & West LLP at 1191 Second Avenue, 10th Floor, Seattle, Washington 98101 can be found on its website at www.fenwick.com/offices/seattle.
Voting of Proxies
All shares represented by a valid proxy received prior to the Annual Meeting will be voted, and, if you provide specific instructions, your shares will be voted as you instruct. If you sign your proxy card with no further instructions, your shares will be voted:
•	FOR each of the nominees for the Board of Directors;
•	FOR the ratification of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2011;
•	FOR the approval of an amendment to our 2010 Performance Incentive Plan;
•	FOR the approval of the executive compensation of our Named Executive Officers as disclosed in this Proxy Statement;
•	to select EVERY THREE YEARS as the frequency at which our stockholders will be asked to approve, by a non-binding advisory vote, the compensation paid by us to our Named Executive Officers; and
•	in the discretion of the proxy holders with respect to any other matters that properly come before the Annual Meeting or any adjournment or postponement of the Annual Meeting.
Revocability of Proxies
You may revoke or change any previously delivered proxy that does not state that it is irrevocable at any time before the Annual Meeting by delivering a written notice of revocation or another proxy with a later date to our Secretary at our headquarters at 1522 — 217th Place S.E., Suite 100, Bothell, Washington 98021. You may also revoke your proxy by attending the Annual Meeting and voting in person, although attendance at the Annual Meeting will not, by itself, revoke a proxy.
Votes Required to Approve Matters Presented at the Annual Meeting
Our directors are elected by a plurality of the votes of shares of common stock present in person or represented by proxy and entitled to vote at the Annual Meeting. Ratification of the selection of Ernst & Young LLP as our independent registered public accounting firm, approval of the amendment to the 2010 Performance Incentive Plan and approval of the resolution regarding the compensation of our Named Executive Officers each require the affirmative vote of a majority of the shares of common stock present in person or represented by proxy and entitled to vote at the Annual Meeting. A plurality of the votes at the Annual Meeting is required to select, by a non-binding advisory vote, the frequency of advisory votes on executive compensation.
Brokers or other nominees are entitled to vote shares held for a beneficial owner on “routine” matters, such as the ratification of the selection of Ernst & Young LLP as our independent registered public accounting firm, without instructions from the beneficial owner of those shares. Absent instructions from the beneficial owner of such shares, a broker or other nominee is not, however, entitled to vote shares held for a beneficial owner on certain “non-routine” matters. The election of our directors, the approval of an amendment to the 2010 Performance Incentive Plan, the approval of the resolution regarding the compensation of our Named Executive Officers and the vote regarding frequency of advisory votes on executive compensation will be treated as non-routine matters.
If you hold your shares in street name, it is critical that you cast your vote if you want it to count on all matters to be decided at the Annual Meeting. In the past, if you held your shares in street name and you did not indicate how you wanted your shares voted in the election of directors, your bank, broker or other nominee was allowed to vote those shares on your behalf in the election of directors as they felt appropriate. Recent regulatory changes were made to remove the ability of your bank, broker or other nominee to vote your uninstructed shares in the election of directors on a discretionary basis. Thus, if you hold your shares in street name and you do not instruct your bank, broker or other nominee how to vote in the election of directors, no votes will be cast on your behalf.

Broker non-votes are counted for purposes of determining whether or not a quorum exists for the transaction of business at the Annual Meeting. Broker non-votes, as well as abstentions from voting, will not, however, be treated as votes cast and, therefore, will have no effect on the election of directors, ratification of the selection of Ernst & Young LLP as our independent registered public accounting firm, approval of the amendment to the 2010 Performance Incentive Plan, approval of the resolution regarding the compensation of our Named Executive Officers and the vote regarding frequency of advisory votes on executive compensation.
Quorum
The presence, in person or by proxy, of at least a majority of the shares of common stock outstanding on the record date will constitute a quorum. Both abstentions and broker non-votes are counted for the purpose of determining the presence of a quorum.
Solicitation of Proxies
We have engaged The Proxy Advisory Group, LLC, to assist in the solicitation of proxies and provide related advice and informational support, for a services fee and the reimbursement of customary disbursements that, collectively, are not expected to exceed $14,000. We will bear the cost of soliciting proxies, including preparing, assembling, printing and mailing this Proxy Statement, the proxy card and any additional information furnished to stockholders. Copies of solicitation materials will be furnished to banks, brokerage houses, fiduciaries and custodians holding in their names shares of common stock beneficially owned by others to forward to such beneficial owners. We may reimburse persons representing beneficial owners of common stock for their costs of forwarding solicitation materials to such beneficial owners. Original solicitation of proxies by mail may be supplemented by telephone, telegram, via the Internet or by personal solicitation by our directors, officers or other regular employees. No additional compensation will be paid to these individuals for such services.
Availability of Proxy Statement and Annual Report on Form 10-K
Our Proxy Statement and Annual Report on Form 10-K for the fiscal year ended December 31, 2010 are available at www.sec.gov and on our website at http://ir.oncogenex.com/financials.cfm. We have provided to each stockholder of record as of March 31, 2011, a copy of our consolidated financial statements and related information, which are included in our Annual Report on Form 10-K for fiscal year 2010. We will mail without charge, upon written request, a copy of our Annual Report on Form 10-K for fiscal year 2010, including the consolidated financial statements, schedules and list of exhibits, and any particular exhibit specifically requested. Requests should be sent to: OncoGenex Pharmaceuticals, Inc., 1522 — 217th Place S.E., Suite 100, Bothell, Washington 98021, Attention: Secretary.

BOARD OF DIRECTORS
General
Directors are elected at each annual stockholders meeting to hold office until the next annual meeting or until their successors are elected and have qualified. Currently, there are six members of the Board of Directors. The following table sets forth information with respect to our current directors. The ages of such persons are shown as of December 31, 2010.

Name and Municipality of
Residence	Age	Position	Director Since
Scott Cormack	45	Director, President, Chief Executive Officer and Secretary	2008
Vancouver, Canada

Neil Clendeninn	61	Director, Chairperson of the Compensation Committee and	2008
Hanalei, Hawaii		Member of the Nominating and Governance Committee(1)

Jack Goldstein	63	Chairperson of the Board of Directors, Member of the	2010
Kamuela, Hawaii		Compensation Committee, Member of the Nominating and
		Governance Committee and Member of the Audit Committee

Martin Mattingly	53	Director, Member of the Compensation Committee and Member	2010
La Jolla, California		of the Audit Committee

Stewart Parker	55	Director, Chairperson of the Nominating and Governance	2010
Seattle, Washington		Committee and Member of the Audit Committee

David Smith	51	Director, Chairperson of the Audit Committee and Member	2010
Alamo, California		of the Nominating and Governance Committee

(1)	Mr. Clendeninn also served on the Audit Committee during 2010 until the Audit Committee was reconstituted on June 8, 2010.
Michelle Burris served as a director during 2010 and until her resignation on January 3, 2011 in connection with her appointment on that date as our Executive Vice President Operations and Chief Financial Officer. Until September 27, 2010, Ms. Burris served as Chairperson of the Audit Committee and as a member of the Compensation Committee. In addition, until June 8, 2010, Michael Martino and Dwight Winstead served as directors. Mr. Martino served as a member of the Nominating and Governance Committee and Mr. Winstead served as Chairperson of the Compensation Committee and as a member of the Audit Committee.
The Board of Directors held a total of 15 meetings during fiscal year 2010. During fiscal year 2010, each of our incumbent directors attended at least 75% of the aggregate of (i) the total number of meetings of the Board of Directors held during the period he or she was a director and (ii) the total number of meetings held by all committees on which the director served during the period he or she was a member.
Although we do not have a formal policy regarding attendance by directors at annual meetings of stockholders, we encourage directors to attend and, historically, most have done so. All directors that had been nominated for election at our 2010 annual meeting were in attendance at the 2010 annual meeting.
Pursuant to our recently adopted Corporate Governance Guidelines, the Board of Directors is required to hold at least four regularly scheduled meetings each year. At least one of these meetings must include budgeting and long-term strategic planning. Each director is expected to attend no fewer than 75% of the total of all meetings of the Board of Directors and meetings of the committees on which he or she serves.

Set forth below are the names of, and information concerning, our current directors.
Scott Cormack, 45, has been our President, Chief Executive Officer and a director since August 2008, and has been our Secretary since February 2010. He was a co-founder of OncoGenex Technologies Inc., which is currently our wholly owned subsidiary, and has been its President since May 2000, its Chief Executive Officer since February 2002 and a member of its Board of Directors since May 2000. Mr. Cormack served as interim President, Chief Executive Officer and Chairman of the Board of Directors of Salpep Biotechnology Inc., an asthma and inflammation biotechnology company, from 2000 to 2001. From 1998 to 2001, Mr. Cormack served as Vice President of Milestone Medica Corporation, a seed venture capital firm investing in life sciences opportunities. From 1995 to 1998, Mr. Cormack served as Chief Operating Officer of NeuroSpheres Ltd, a neural stem cell biotechnology company. Mr. Cormack was President and founder of For Tomorrow, a sole proprietorship engaged in business consulting, from 1991 to 1999. From 1986 to 1988, Mr. Cormack served as Territory Manager of Vetrepharm Inc. (now Bioniche Life Sciences, Inc.), a biopharmaceutical company developing products for human and animal health markets, and from 1988 to 1991 he served as its Technology Manager, Immunomodulators. From October 2005 to October 2008, Mr. Cormack served as Director of Life Sciences British Columbia. Mr. Cormack holds a B.S. degree from the University of Alberta. The determination was made that Mr. Cormack should serve on our Board of Directors due to our belief that it is of importance that the Board of Directors have the benefit of management’s perspective and, in particular, that of the Chief Executive Officer.
Neil Clendeninn, M.D., Ph.D., 61, has served as a director since August 2008. Additionally, he has served as a member of OncoGenex Technologies’ Board of Directors since September 2004. Dr. Clendeninn served as Corporate Vice President, Head of Clinical Affairs of Agouron Pharmaceuticals, Inc., a biopharmaceutical company and a subsidiary of Pfizer Inc., a pharmaceutical company, from 1993 until his retirement in 2001. Dr. Clendeninn holds a B.A. degree in biology/chemistry from Wesleyan University, and a Ph.D. degree in microbiology/pharmacology and an M.D. degree from New York University. The determination was made that Dr. Clendeninn should serve on our Board of Directors due to his training and experience as a medical oncologist and his executive-level experience in public development-stage oncology-focused companies.
Jack Goldstein, Ph.D., 63, has served as our Chairman of the Board of Directors since March 2010. Dr. Goldstein was President and Chief Operating Officer of Chiron Corporation, a biotechnology company, from February 2004 until its acquisition by Novartis in April 2006, prior to which he served as Vice President and President, Chiron Blood Testing Division beginning in 2002. From 2000 to 2002, Dr. Goldstein was General Partner at Windamere Venture Partners, L.L.C., a venture capital fund, from 1997 to 2001, he served as President and Chief Executive Officer of Applied Imaging Corporation, a supplier of instrument systems for prenatal and cancer genetics, where he also served as Chairman of the Board of Directors from 1999 to 2002. From 1986 to 1997, Dr. Goldstein was employed by Johnson & Johnson in various executive management positions, including President of Ortho Diagnostic Systems and Executive Vice President of Professional Diagnostics at Johnson & Johnson World Headquarters. Dr. Goldstein currently serves on the Board of Directors of Accuray Incorporated and in the past five years he also served as a director of Illumina, Inc., Immucor, Inc., and Orasure Technologies Inc. Dr. Goldstein holds a B.A. degree in biology from Rider University, and an M.S. degree in immunology and a Ph.D. degree in microbiology from St. John’s University. The determination was made that Dr. Goldstein should serve on our Board of Directors as a result of his extensive experience as a senior executive and as a chair of both publicly held and privately held biotechnology or pharmaceutical company Boards of Directors.
Martin Mattingly, Pharm.D., 53, has served as a director since June 2010. Dr. Mattingly has served as the Chief Executive Officer and as a member of the Board of Directors of Trimeris, Inc., a biopharmaceutical company, since November 2007. From 2005 to 2007, Dr. Mattingly was employed at Ambrx, Inc., a biopharmaceutical company, where he served as President and Chief Executive Officer. From 2003 to 2005, Dr. Mattingly served as Executive Vice President and Chief Operating Officer of CancerVax, a biotechnology company. From 1996 to 2003, he provided senior leadership in various management positions at Agouron Pharmaceuticals, Inc. and Pfizer, Inc., including serving as General Manager of the Agouron HIV division; Vice President, Product Development Group at Pfizer and Vice President, Global Marketing Planning at Pfizer. From 1983 to 1996, Dr. Mattingly held various positions in oncology marketing and sales management at Eli Lilly and Company, a global pharmaceutical company. Dr. Mattingly holds a Pharm.D. degree from the University of Kentucky. The determination was made that Dr. Mattingly should serve on the Board of Directors as a result of his executive leadership experience in late-stage clinical development, public company expertise, commercialization and business development for pharmaceuticals and biologics.
Stewart Parker, 55, has served as a director since March 2010. Ms. Parker has served as the Chief Executive Officer of the Infectious Disease Research Institute, or IDRI, a nonprofit research organization focused on the development of products for the diagnosis, prevention, and treatment of neglected diseases since March 2011. Prior to IDRI, Ms. Parker managed the formation of Targeted Genetics Corporation, a biotechnology company, as a wholly owned subsidiary of Immunex Corporation, and served as its President and Chief Executive Officer and as a director from its spinout from Immunex in 1992 to November 2008. She served in various capacities at Immunex, a biotechnology company, from August 1981 through December 1991, most recently as Vice President, Corporate Development. From February 1991 to January 1993, Ms. Parker served as President and a director of Receptech Corporation, a company formed by Immunex in 1989 to accelerate the development of soluble cytokine receptor products. She has served on the Board of Directors and the executive committee of BIO, the primary trade organization for the biotechnology industry, and in the past five years she also served as a director of Targeted Genetics Corporation and Neose Technologies, Inc. Ms. Parker received her B.A. and M.B.A. degrees from the University of Washington. The determination was made that Ms. Parker should serve on our Board of Directors due to her executive leadership experience in development-stage clinical development, public company expertise, and business development for pharmaceuticals and biologics.

David Smith, 51, has served as a director of the Company since August 2010. Mr. Smith is the Executive Vice President and Chief Financial Officer of Thoratec Corporation, a medical device company. Mr. Smith served as the Vice President and Chief Financial Officer of Chiron from April 2003 to April 2006, as its Vice President, Finance from February 2002 to April 2003 and as its Vice President and Principal Accounting Officer from February 1999 to February 2002. From 1997 to 1999, he served as Vice President, Finance and Chief Financial Officer of Anergen, Inc., a biopharmaceutical company. From 1988 to 1997, Mr. Smith held various financial management positions with Genentech, Inc., a biotechnology company, in both the United States and Europe. Mr. Smith earned a B.A degree in economics and history from Willamette University and an M.B.A degree in finance from Golden Gate University. Previously, he was a member of the Board of Directors and chair of the audit committee of Perlegen Sciences, Inc. The determination was made that Mr. Smith should serve on our Board of Directors due to his financial expertise and extensive experience as a senior executive at publicly held biotechnology companies.
Director Independence
Our Board of Directors has determined that each of our nominees for director, other than Mr. Cormack, is “independent” under the applicable Securities and Exchange Commission, or the SEC, rules and the criteria established by The Nasdaq Stock Market, Inc., or NASDAQ.
Relationships Among Directors, Executive Officers and Director Nominees
There are no family relationships between any of our directors, executive officers or director nominees.
Stockholder Communication With the Board of Directors
Stockholders who are interested in communicating directly with members of the Board of Directors, or the Board of Directors as a group, may do so by writing directly to the member(s) c/o Secretary, OncoGenex Pharmaceuticals Inc., 1522 — 217th Place S.E., Suite 100, Bothell, Washington 98021. The Secretary will promptly forward to the Board of Directors or the individually named directors all written communications received at the above address that the Secretary considers appropriate.
Related-Party Transactions Policy and Procedure
Our Audit Committee is responsible for reviewing and approving all related-party transactions and conflict of interest situations involving a principal stockholder, a member of the Board of Directors or senior management. Our Code of Conduct and Business Ethics requires our executive officers and directors to report any conflicts of interest with our interests to our Audit Committee, and generally prohibits our executive officers and directors from conflicts of interest with our interests. Waivers of our Code of Conduct and Business Ethics with respect to an executive officer or director may only be granted by the Board of Directors or, if permitted by NASDAQ and any other applicable stock exchange’s rules, our Nominating and Governance Committee. We do not have a specific policy concerning approval of transactions with stockholders who own more than five percent of our outstanding shares.
We have determined that there were no reportable related-party transactions to disclose in fiscal year 2010.
Board of Directors Committees
The Board of Directors has established separately designated standing committees to assist it in performing its responsibilities. The Board of Directors designates the members of these committees and the committee chairs annually, based on the recommendations of the Nominating and Governance Committee in consultation with the Chief Executive Officer and the Chairperson of the Board of Directors. The Nominating and Governance Committee reviews committee assignments from time to time and considers the rotation of committee chairpersons and members with a view towards balancing the benefits derived from the diversity of experience and viewpoints of the Directors. The Board of Directors has adopted written charters for each of these committees, which are available on our website at http://ir.oncogenex.com under “Corporate Governance.” The chairperson of each committee develops the agenda for that committee and determines the frequency and length of committee meetings.
The Board of Directors has established the following three committees: (1) Audit Committee, (2) Compensation Committee and (3) Nominating and Governance Committee.
Audit Committee and Audit Committee Financial Expert
The Audit Committee has been established in accordance with Section 3(a)(58)(A) of the Securities Exchange Act of 1934, as amended, or the Exchange Act, and is comprised of David Smith (Chairperson), Jack Goldstein, Martin Mattingly and Stewart Parker, each of whom the Board of Directors has determined satisfies the applicable SEC and NASDAQ independence requirements for audit committee members. Prior to her resignation on September 27, 2010, Michelle Burris served as Chairperson of the Audit Committee, and satisfied the foregoing standards. In addition, prior to the Audit Committee being reconstituted on June 8, 2010, Dwight Winstead served as a member of the Audit Committee and satisfied the foregoing standards. The Board of Directors has also determined that Mr. Smith is, and while on the Audit Committee, Ms. Burris was, an “audit committee financial expert,” as defined by the applicable rules of the SEC. The Audit Committee held ten meetings during fiscal year 2010.

Audit Committee Responsibilities
The Audit Committee is responsible for, among other things:
•	reviewing the independence, qualifications, services, fees and performance of our independent registered public accounting firm;
•	appointing, replacing and discharging our independent registered public accounting firm;
•	pre-approving the professional services provided by our independent registered public accounting firm;
•	reviewing the scope of the annual audit and reports and recommendations submitted by our independent registered public accounting firm; and
•	reviewing our financial reporting and accounting policies, including any significant changes, with our management and our independent registered public accounting firm.
A more detailed description of the Audit Committee’s functions can be found in the Audit Committee charter at http://ir.oncogenex.com/governance.cfm or by writing to us at 1522 — 217th Place S.E., Suite 100, Bothell, Washington 98021, Attention: Secretary.
Please see the sections entitled “Report of the Audit Committee” and “Proposal Two: Ratification of Appointment of Independent Registered Public Accounting Firm” for further matters related to the Audit Committee.
Compensation Committee
The Compensation Committee currently consists of Neil Clendeninn (Chairperson), Jack Goldstein and Martin Mattingly, each of whom the Board of Directors has determined satisfies the applicable SEC and NASDAQ independence requirements. Prior to the Compensation Committee being reconstituted on June 8, 2010, Dwight Winstead served as a Chairperson of the Compensation Committee and satisfied the foregoing standards. In addition, prior to her resignation on September 27, 2010, Michelle Burris served as a member of the Compensation Committee, and satisfied the foregoing standards.
The Compensation Committee reviews and recommends to the Board of Directors the compensation for our executive officers and our non-employee directors for their services as members of the Board of Directors. The Compensation Committee held nine meetings during fiscal year 2010. Each member of the Compensation Committee is an outside director under Section 162(m), of the Internal Revenue Code of 1986, as amended, or the Code.
As part of its evaluation during 2009 of compensation levels for 2010, the Compensation Committee recommended, and the Board of Directors approved, the retention of Radford, an Aon Consulting company, or Radford, to review compensation levels of our directors, committee members and executive officers. Radford is a provider of compensation market intelligence to the technology and life sciences industries. The Compensation Committee instructed Radford to provide a report summarizing relevant benchmark data relating to industry-appropriate peers and make recommendations as to compensation levels for executive compensation and market practices for executive agreements. With respect to director and committee compensation, Radford was instructed to benchmark and make recommendations regarding the initial and annual cash retainer amounts for directors and chairpersons of the Board of Directors and the various committees, as well as the amounts and terms of initial and annual long-term equity incentive awards for directors. With respect to executive officer compensation, Radford was instructed to benchmark and make recommendations regarding base salary, target total cash (base salary plus target cash incentives) and the amounts and terms of long-term equity incentive awards. The Chief Executive Officer then made recommendations to the Compensation Committee regarding compensation levels for the directors, committee members and executive officers, excluding himself, based on Radford’s recommendations for each. The Compensation Committee, in turn, made recommendations to the Board of Directors. As part of its 2010 evaluation of compensation levels for our directors, committee members and executive officers, the information provided by Radford, specifically the benchmark data, was used by the Chief Executive Officer when making his recommendations to the Compensation Committee. The Compensation Committee, in turn, made recommendations to the Board of Directors.
Please see the sections entitled “Compensation Discussion and Analysis” and “Director Compensation” for further matters related to the Compensation Committee and director and executive officer compensation matters.

Nominating and Governance Committee
The Nominating and Governance Committee reviews, evaluates and proposes candidates for election to our Board of Directors, and considers any nominees properly recommended by stockholders. The Nominating and Governance Committee promotes the proper constitution of our Board of Directors in order to meet its fiduciary obligations to our stockholders, and oversees the establishment of and compliance with appropriate governance standards. The Nominating and Governance Committee currently consists of Stewart Parker (Chairperson), Neil Clendeninn, Jack Goldstein and David Smith. Additionally, prior to the Nominating and Governance Committee being reconstituted on June 8, 2010, Michelle Burris served as Chairperson and Michael Martino served as a member of the Nominating and Governance Committee. The Board of Directors has determined that each of the foregoing current and former members satisfy or satisfied, as applicable, the SEC and NASDAQ independence requirements. The Nominating and Governance Committee held eight meetings during fiscal year 2010.
Board of Directors Leadership Structure
Until March 23, 2010, we did not have a Chairperson of the Board of Directors. We believed this structure was appropriate until a candidate was identified with extensive experience as a senior executive and as a chair of biotechnology or pharmaceutical company Boards of Directors. Effective March 23, 2010, Jack Goldstein, a non-employee independent director, was appointed as the Chairperson of the Board of Directors. We do not have a policy mandating the separation of the roles of Chairperson and Chief Executive Officer. This allows the Board of Directors flexibility to determine whether the two roles should be combined or separated based on our needs and the Board of Directors’ assessment of its leadership from time to time. The Board of Directors, however, believes such separation is currently appropriate, as it enhances the accountability of the Chief Executive Officer to the Board of Directors and strengthens the independence of the Board of Directors from management. In addition, by separating these roles, Mr. Cormack can focus his efforts on running our business and managing the day-to-day challenges that we are faced with, while allowing the Board of Directors to benefit from Dr. Goldstein’s extensive experience as a director of various public companies. The Board of Directors believes Dr. Goldstein is best suited to be Chairperson of the Board of Directors because of his extensive experience as a senior executive and as a chair of biotechnology or pharmaceutical company Boards of Directors, as well as his availability of time to dedicate to the position.
The Chairperson of the Board of Directors is responsible for managing the Board of Directors’ business, including setting the agenda (with the input of directors and management), facilitating communication among directors, presiding at meetings of the Board of Directors and stockholders, sitting as chairperson at each regularly scheduled Board of Directors meeting and providing support and counsel to the Chief Executive Officer. Pursuant to our Corporate Governance Guidelines, the Board of Directors is free to choose the Chairperson of the Board of Directors in any manner that is in our best interests at the time. The Corporate Governance Guidelines identify a number of non-exclusive factors for the Board of Directors to consider in the selection process, including the current size of our business, the composition of the Board of Directors, the current candidates for the position, applicable regulations and our succession planning goals.
Board of Directors’ Role in Risk Oversight
While our management is charged with the day-to-day management of risks that we face or may face and provides our Board of Directors with quarterly risk assessment and mitigation strategy updates, the Board of Directors and its committees are responsible for oversight of risk management. The Audit Committee has responsibility for oversight of financial reporting related risks, including those related to our accounting, auditing and financial reporting practices. In addition, the Audit Committee annually reviews and assesses the adequacy of our risk management policies and procedures with regard to identification of our management of financial risks, reviews the quarterly updates on these risks that are received from management, and assesses the adequacy of management’s implementation of appropriate systems to mitigate and manage financial risks. In addition, under our Code of Business Conduct and Ethics, the Audit Committee is responsible for considering reports of conflicts of interest involving officers and directors. The Nominating and Governance Committee oversees corporate governance risks, including implementing procedures to ensure that the Board of Directors operates independently of management and without conflicts of interest. In addition, the Nominating and Governance Committee oversees compliance with our Code of Business Conduct and Ethics. The Compensation Committee oversees risks associated with our compensation policies, plans and practices. The Audit Committee, the Nominating and Governance Committee and the Compensation Committee each report to the Board of Directors regarding the foregoing matters, and the Board of Directors approves any changes in corporate policies, including those pertaining to risk management.
The Board of Directors has also adopted a Whistle Blowing Policy, which provides a means by which concerns about actual and suspected violations of our Code of Business Conduct and Ethics and other public interest matters are to be reported. We recognize that individuals may not feel comfortable reporting a matter directly to the appropriate persons at the company and therefore the Whistle Blowing Policy provides a mechanism by which a person may report a matter to NASDAQ OMX Group Corporate Services, Inc., a third party retained by us. Under the policy, the Chairperson of the Audit Committee determines whether and, if so, how an investigation is to be conducted and, together with the full Audit Committee in certain instances, resolves reported violations. In all cases, a report of the outcome is to be made to the Board of Directors.

Risk Assessment of Compensation Programs
We have determined that our compensation policies, plans and practices are appropriately balanced and do not create risks that are reasonably likely to have a material adverse effect on our company. To make this determination, our management reviewed the compensation policies, plans and practices for our executive officers, as well as for all other employees. We assessed the following features of all of our compensation, plans and practices: design, payment methodology, potential payment volatility, relationship to our financial results, length of performance period, risk-mitigating features, performance measures and goals, oversight and controls, and plan features and values compared to market practices. Based on this review, we believe that our compensation policies, plans and practices do not create risks that are reasonably likely to have a material adverse effect on our company.
Director Nomination Process
Director Qualifications
Members of our Board of Directors must have broad experience and business acumen, a record of professional accomplishment in his or her field, and demonstrated honesty and integrity consistent with our values. In evaluating director nominees, the Nominating and Governance Committee considers a variety of factors, including, without limitation, the director nominee’s skills, expertise and experience, wisdom, integrity, the ability to make independent analytical inquiries, the ability to understand our business environment, the willingness to devote adequate time to Board of Directors duties, the interplay of the director nominee’s experience and skills with those of other directors, and the extent to which the director nominee would be a desirable addition to the Board of Directors and any committees of the Board of Directors. The Nominating and Governance Committee may also consider such other factors as it may deem are in the best interests of us and our stockholders. Additionally, in accordance with the applicable securities laws and NASDAQ requirements, a majority of the members of the Board of Directors must be “independent.” We do not have a policy regarding diversity, but the Nominating and Governance committee does and will continue to consider each candidate’s experiences and qualities as described above and how these experiences and qualities complement the diversity of the Board of Directors.
Identification of Nominees by the Board of Directors
The Nominating and Governance Committee identifies nominees by first determining the desired skills and experience of a new nominee based on the qualifications discussed above. The Nominating and Governance Committee will solicit names for possible candidates from other directors, our senior level executives and individuals personally known to the directors, as well as third-party search firms. The Nominating and Governance Committee evaluates all possible candidates, including individuals recommended by stockholders, using the same criteria.
Stockholder Nominations
Our bylaws contain provisions that address the process by which a stockholder may nominate an individual to stand for election to the Board of Directors. The Nominating and Governance Committee will consider nominees properly recommended by stockholders. Stockholders wishing to submit nominations must provide timely written notice to our Corporate Secretary containing the following information:
•	the name and address of the stockholder proposing such business, which we refer to as a Nominating Person;
•	the class and number of our shares that are owned beneficially by the Nominating Person;
•	with respect to each director nominee proposed by the Nominating Person, such nominee’s written consent to being named in our proxy statement as a nominee and to serving as a director, if elected;
•	as to each person, if any, whom the Nominating Person proposes to nominate for election as a director, the name, age, business address and residence address of such person, the principal occupation or employment of such person and the class and number of our shares that are beneficially owned by such person; and
•	such other information regarding the Nominating Person and each nominee proposed by the Nominating Person as would be required to be disclosed in a proxy statement or other filings required to be made in connection with the solicitations or proxies for election of directors, or would be otherwise required, in each case pursuant to Regulation 14A under the Exchange Act and the rules and regulations promulgated under the Exchange Act.

To be timely, a Nominating Person’s notice in respect of a director nomination must be delivered to or mailed and received by our Corporate Secretary at our principal executive offices, OncoGenex Pharmaceuticals, Inc., 1522 — 217th Place S.E., Suite 100, Bothell, Washington 98021, not less than 45 nor more than 90 calendar days prior to the relevant annual meeting. In the event, however, that less than 55 calendar days’ notice or prior public disclosure of the date of the annual meeting is given or made to stockholders, notice by the stockholder to be timely must be received not later than the close of business on the 10th day following the date on which such notice of the date of the annual meeting was mailed or such public disclosure was made.
Code of Ethics
We believe that sound corporate governance policies are essential to earning and retaining the trust of investors. We are committed to maintaining the highest standards of integrity. We have adopted a Code of Business Conduct and Ethics that is applicable to our principal executive officer, principal financial and accounting officer, as well as to all of our other employees, and have posted such code on our website at http://ir.oncogenex.com/governance.cfm.

PROPOSAL ONE:
ELECTION OF DIRECTORS
Nominees
The following persons are our 2011 director nominees, each of whom was recommended by the Nominating and Governance Committee and approved by the Board of Directors for nomination at the Annual Meeting:
•	Neil Clendeninn
•	Scott Cormack
•	Jack Goldstein
•	Martin Mattingly
•	Stewart Parker
•	David Smith
Unless otherwise instructed, the proxy holders will vote the proxies received by them for the nominees named above. If a nominee is unable or declines to serve as a director at the time of the Annual Meeting, the proxies will be voted for any nominee who is designated by the present Board of Directors to fill the vacancy. Each nominee has consented to being named herein and to serve if elected. We do not expect that any nominee will be unable or decline to serve as a director. Each director is elected annually to serve until the next annual meeting of stockholders or until a successor has been duly elected and has qualified.
During fiscal year 2010, the following individuals served on the Board of Directors: Michelle Burris, Neil Clendeninn, Scott Cormack, Jack Goldstein, Michael Martino, Martin Mattingly, Stewart Parker, David Smith and Dwight Winstead. Our current directors are Neil Clendeninn, Scott Cormack, Jack Goldstein, Martin Mattingly, Stewart Parker and David Smith.
Biographies of our 2011 director nominees are located above under the heading “Board of Directors — General.”
Director Compensation Overview
The Compensation Committee charter provides that the Compensation Committee is to recommend to the Board of Directors matters related to director compensation. The director compensation package for non-employee directors consists of annual cash compensation and an award of stock options exercisable to purchase shares of our common stock. None of our employees is entitled to receive compensation for service as a director. The compensation paid during 2010 is set forth in the table below under the heading “Director Compensation Paid for 2010.” Our current director compensation policy was adopted in 2010, went into effect as of the date of our 2010 annual meeting, and is set forth below under the heading “Director Compensation Policy.” The Board of Directors intends to reevaluate director compensation prior to the 2012 annual meeting of stockholders.
Peer Group Used for Benchmarking Compensation
At least every two years or at the direction of the Compensation Committee, our management reviews peer group data to determine whether total direct compensation and each component of the compensation package are approximately equal to the targeted 50th percentile for director compensation of our peer company list. Based on such review, management makes recommendations to the Compensation Committee that they deem necessary to align director compensation with the foregoing peer group target. The peer group companies are amended from time to time at the discretion of the Board of Directors.
Our most recent evaluation of peer group companies for purposes of establishing director compensation occurred in 2010, when we were establishing our current director compensation policy. At that time, in consideration of our market capitalization and number of employees, the Compensation Committee recommended, and the Board of Directors approved, a peer group based on the following characteristics:
•	Pre-commercial life sciences companies in late stages of product development;
•	Companies located in biotechnology hub markets (Seattle, San Francisco, San Diego and Boston) to reflect the recruiting market for executive talent;
•	Companies with market values between $100 million and $500 million; and

•	Companies with generally less than 100 employees. Research and development spending, cash on-hand and enterprise value were examined as additional metrics to help determine appropriate peer companies.
Based on the foregoing criteria, and the recommendations of Radford, the Compensation Committee recommended, and the Board of Directors approved, the following peer group for purposes of establishing our current director compensation policy:

Amicus Therapeutics	Molecular Insight Pharmaceuticals
Anadys Pharmaceuticals	Neurogesx
Arqule	Optimer Pharmceuticals
ARYX Therapeutics	Orexigen Therapeutics
Cell Therapeutics	Oxigene
Celldex Therapeutics	Pain Therapeutics
Cytokinetics	Peregrine Pharmaceuticals
CytRx	Poniard
Depomed	SuperGen
Maxygen	Trubion
Medivation
Director Compensation Policy
As part of its evaluation of 2010 compensation levels, the Compensation Committee recommended, and the Board of Directors approved, the retention of Radford to review compensation levels of our directors and committee members. Radford was instructed to benchmark and make recommendations regarding the initial and annual retainer amounts for directors and chairpersons of the Board of Directors and its committees, as well as the amounts and terms of initial and annual long-term equity incentive awards for directors. The Chief Executive Officer then made recommendations to the Compensation Committee regarding compensation levels for the directors and committee members, excluding himself, based on Radford’s recommendations for each. The Compensation Committee, in turn, made recommendations to the Board of Directors. In February 2010, after careful consideration of the recommendations from Radford and the Compensation Committee, the Board of Directors approved changes to the compensation for non-employee directors in connection with their service on the Board of Directors and its committees consistent with those recommendations, which changes were implemented immediately following our 2010 annual meeting, as follows:
•	An annual retainer of $56,000 is to be paid to the Chairperson of the Board of Directors or the lead director and $35,000 is to be paid to all other non-employee directors. These retainers are to be paid in four quarterly installments. Each quarterly payment is to be conditioned on the director remaining a director on the date of actual payment, which is typically within 10 days following the completion of the respective calendar quarter.
•	Additional annual cash compensation for the chairpersons and members of each committee are set forth in the following table and paid on the same schedule and upon the same terms as the non-employee director compensation described above:

	Chairperson	Other Members
Audit Committee	$15,000	$8,000
Compensation Committee	$10,000	$5,000
Nominating and Governance Committee	$6,000	$3,000
•	New directors will receive a one-time initial grant of stock options to acquire 5,500 shares of our common stock upon becoming a director, which initial grant shall vest over three years, with 1/3 vesting at each of the first, second and third anniversaries of the date of grant.
•	Each director that is re-elected by our stockholders at an annual meeting will receive a grant of stock options to acquire 3,500 shares of common stock promptly following reelection. Any director who was appointed or elected to the Board of Directors for the first time subsequent to December 31, 2009, and who received an initial stock option grant, will receive a first annual stock option grant amount equal to the product of the number of shares of common stock that would otherwise be subject to such annual stock option grant multiplied by the fraction of a year during which the director served on the Board of Directors immediately preceding the date of the annual meeting. Each annual stock option grant shall vest in full on the first anniversary of the date of grant.

Director Compensation Paid for 2010
The following table summarizes all compensation paid to or earned by our non-employee directors for fulfilling their duties as directors during the 2010 fiscal year.

	Fees Earned
	or Paid in	Option
	Cash	Awards		Total
Name	($)	($)(1)		($)
Michelle Burris	45,101	31,953	(2)	77,054
Neil Clendeninn	46,156	31,953	(2)	78,109
Jack Goldstein (3)	53,973	67,445		121,418
Michael Martino(4)	19,197	—		19,197
Martin Mattingly (5)	26,959	53,705		80,664
Stewart Parker (3)	36,682	67,445		104,127
David Smith(6)	19,767	56,771		76,538
Dwight Winstead (4)	19,197	—		19,197

(1)	The dollar amounts reflect the aggregate grant date fair value of equity awards granted within the fiscal year in accordance with the Financial Accounting Standards Board, or FASB, Accounting Standards Codification Topic 718 for stock-based compensation. These amounts do not correspond to the actual cash value that will be recognized by the directors when received. Assumptions used in the calculation of the amounts in this column are included in note 11 to our audited consolidated financial statements included in our 2010 Annual Report on Form 10-K. As of December 31, 2010, the following directors had the following number of options outstanding:
•	Neil Clendeninn: 39,370 options, of which 35,870 were vested as of December 31, 2010. In addition, 3,500 options vest May 26, 2011.

•	Jack Goldstein: 5,461 options, of which 1,180 were vested as of December 31, 2010. In addition, 393 options vest on each of March 23, 2011, June 23, 2011, September 23, 2011, December 23, 2011, March 23, 2012, June 23, 2012, September 23, 2012, December 23, 2012, 399 options vest March 23, 2013, and 738 options vest on May 26, 2011.

•	Martin Mattingly: 5,500 options, of which 0 were vested as of December 31, 2010. In addition, 1,833, 1,833, and 1,834 options vest, respectively, on each of June 8, 2011, June 8, 2012, and June 8, 2013.

•	Stewart Parker: 5,461 options, of which 1,180 were vested as of December 31, 2010. In addition, 393 options vest on each of March 23, 2011, June 23, 2011, September 23, 2011, December 23, 2011, March 23, 2012, June 23, 2012, September 23, 2012, December 23, 2012, 399 options vest March 23, 2013, and 738 options vest on May 26, 2011.

•	David Smith: 5,500 options, of which 0 were vested as of December 31, 2010. In addition, 1,833, 1,833, and 1,834 options vest, respectively, on each of August 9, 2011, August 9, 2012, and August 9, 2013.

•	Michelle Burris: 28, 760 options, of which 25,260 are vested as of December 31, 2010. In addition, 3,500 options vest May 26, 2011.

(2)	These options were granted on June 8, 2010 under the 2010 Performance Incentive Plan and vest 100% on the earlier of the one-year anniversary of the date of grant and immediately prior to the 2011 Annual Meeting of Stockholders.

(3)	Dr. Goldstein and Ms. Parker were elected as directors on March 23, 2010. The compensation reported above pertains to the time period from March 23, 2010 through December 31, 2010. Total options granted to each of Dr. Goldstein and Ms. Parker consist of an initial stock option grant of 4,723 options on March 23, 2010 under the 2007 Performance Incentive Plan, and an annual grant of 738 options on June 8, 2010 under the 2010 Performance Incentive Plan. Awards granted under the 2007 Performance Incentive Plan vest quarterly over three years, while awards granted under the 2010 Performance Incentive Plan vest 100% immediately prior to the 2011 Annual Meeting of Stockholders.

(4)	Mr. Martino and Mr. Winstead did not stand for reelection to the Board of Directors, and therefore the compensation reported above pertains to the time period from January 1, 2010 through June 8, 2010.

(5)	Dr. Mattingly was elected as a director on June 8, 2010, and therefore his compensation reported above pertains to the time period from June 8, 2010 through December 31, 2010. These options were granted on June 8, 2010 under the 2010 Performance Incentive Plan and vest annually over three years.

(6)	Mr. Smith was elected as a director on August 9, 2010, and therefore his compensation reported above pertains to the time period from August 9, 2010 through December 31, 2010. These options were granted on August 9, 2010 under the 2010 Performance Incentive Plan and vest annually over three years.
THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” THE ELECTION OF ALL OF THE NOMINEES.

REPORT OF THE AUDIT COMMITTEE
In connection with the consolidated financial statements for the fiscal year ended December 31, 2010, the Audit Committee has:
•	reviewed and discussed the audited consolidated financial statements with management;

•	discussed with Ernst & Young LLP, our independent registered public accounting firm, the matters required to be discussed by the statement on Auditing Standards No. 61, Communication with Audit Committees, as amended; and

•	received the written disclosures and letter from Ernst & Young LLP required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent registered public accounting firm’s communications with the audit committee concerning independence, and has discussed with Ernst & Young LLP its independence from us.
Based on the Audit Committee’s review of the audited consolidated financial statements and its discussions with management and Ernst & Young LLP, the Audit Committee recommended to the Board of Directors at the March 8, 2011 Board of Directors Meeting that the audited consolidated financial statements for the 2010 fiscal year be included in our Annual Report on Form 10-K filed with the SEC.
AUDIT COMMITTEE OF THE BOARD OF DIRECTORS
David Smith, Chairperson
Jack Goldstein
Martin Mattingly
Stewart Parker
The information contained in the report above shall not be deemed to be “soliciting material” or to be “filed” with the SEC, nor shall such information be incorporated by reference into any future filing under the Securities Act of 1933, as amended, except to the extent specifically incorporated by reference therein.

PROPOSAL TWO:
RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The Audit Committee has appointed Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2011. A representative of Ernst & Young LLP will be present at the Annual Meeting, will be given the opportunity to make a statement, if he or she desires, and will be available to respond to appropriate questions.
The Audit Committee has conditioned its appointment of Ernst & Young LLP as our independent registered public accounting firm upon the receipt of an affirmative vote of a majority of the shares of common stock present in person or represented by proxy and entitled to vote upon the proposal at the Annual Meeting. Proxies solicited by management for which no specific direction is included will be voted “FOR” the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2011. In the event that the stockholders do not ratify the appointment of Ernst & Young LLP, the Audit Committee will reconsider its selection.
Fees Billed by Independent Registered Public Accounting Firm
The following is a summary of the fees billed by our independent registered public accounting firm for the fiscal years ended December 31, 2010 and December 31, 2009 for professional services rendered to us:

	Fiscal 2010		Fiscal 2009
Fee Category	Fees(1)		Fees(1)
Audit Fees	$204,000		$201,000
Audit-Related Fees	—		—
Tax Fees	—		—
All Other Fees	79,000	(2)	26,000	(3)

Total Fees	$283,000		$227,000

(1)	Accountant fees and services charged by Ernst & Young LLP are paid in Canadian dollars, and thus the amounts shown in the columns above have been translated into U.S. dollars based on average exchange rates.

(2)	Accountant fees and services charged by Ernst & Young LLP in relation to our filing of a Form S-8 registration statement in 2010, and procedures with respect to our public offering completed in October 2010.

(3)	Accountant fees and services charged by Ernst & Young LLP in relation to our filing of a Form S-3 registration statement in 2009.
Audit Fees. Consists of fees billed for professional services rendered for the audit of our consolidated financial statements and review of the interim consolidated financial statements included in quarterly reports on Form 10-Q that are filed with the SEC.
Audit-Related Fees. Consists of fees billed for assurance and related services that are reasonably related to the performance of the audit or review of our consolidated financial statements, including accounting consultations and fees related to equity financings.
Tax Fees. Consists of fees billed for professional services for tax compliance, tax advice and tax planning. These services include assistance related to state tax incentives.
All Other Fees. Consists of fees billed for all other non-audit services.
Policy on Audit Committee Pre-Approval of Audit Services and Permissible Non-Audit Services
The Audit Committee’s policy is to pre-approve all audit and permissible non-audit services performed by our independent registered public accounting firm. These services may include audit services, audit-related services, tax services and other services. For audit services, our independent registered public accounting firm typically provides audit service detail in advance of the first quarter meeting of the Audit Committee, which outlines the scope of the audit and related audit fees. If agreed to by the Audit Committee, an engagement letter is formally accepted by the Audit Committee.

For non-audit services, our senior management will submit from time to time to the Audit Committee for approval non-audit services that it recommends the Audit Committee engage our independent registered public accounting firm to provide for the fiscal year. Our senior management and our independent registered public accounting firm will each confirm to the Audit Committee that each non-audit service is permissible under all applicable legal requirements. A budget, estimating non-audit service spending for the fiscal year, will be provided to the Audit Committee along with the request. The Audit Committee must approve both permissible non-audit services and the budget for such services. The Audit Committee will be informed routinely as to the non-audit services actually provided by our independent registered public accounting firm pursuant to this pre-approval process.
For the 2009 and 2010 fiscal years, the Audit Committee approved all of the services provided by Ernst & Young LLP described above.
THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” THE RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR FISCAL YEAR 2011.

PROPOSAL THREE:
APPROVAL OF AN AMENDMENT TO THE 2010 PERFORMANCE INCENTIVE PLAN
Our Board of Directors is asking our stockholders to approve an amendment, referred to in this Proxy Statement as the Amendment, to the 2010 Performance Incentive Plan, or the 2010 Plan, that will increase the total shares of common stock available for issuance under the 2010 Plan from 450,000 to 1,050,000. Subject to adjustments for our awards that are not exercised or that are cancelled or forfeited as set forth below, the increase of 600,000 shares represents approximately 6.2% of the 9,718,251 shares of common stock outstanding as of March 31, 2011. The Amendment will also increase the number of shares that may be issued pursuant to “incentive stock options,” to 1,050,000 and the number of shares that may be made subject to awards granted to an individual in any one calendar year to 1,050,000. In addition, the Amendment establishes performance criteria to ensure that awards made to individuals are considered “performance-based compensation” under the Code. The Amendment was unanimously approved by our Board of Directors on March 22, 2011 and requires stockholder approval. Of the 450,000 shares previously approved, only 250,574 remained available for grant as of March 31, 2011. If approved, we expect to use the additional authorized shares for continued periodic equity grants to employees, including executive officers, directors and consultants.
Description of the 2010 Plan
The following is a summary of the principal features of the 2010 Plan. This summary is qualified in its entirety by reference to the full text of the 2010 Plan, which was filed on April 19, 2010 as Appendix A to our 2010 Definitive Proxy Statement on Schedule 14A, and the amended 2010 Plan, which is attached as Appendix A to this Proxy Statement.
Purposes of the 2010 Plan. The purposes of the 2010 Plan are to enhance our ability and the ability of any parent or subsidiary corporation, whether now existing or hereafter created or acquired, which we refer to as an Affiliated Company, to attract and retain the services of officers, qualified employees, directors and outside consultants and service providers, upon whose judgment, initiative and efforts the successful conduct and development of our businesses largely depends, and to provide additional incentives to such persons to devote their utmost effort and skill to our advancement and betterment, by providing them an opportunity to participate in our ownership and thereby have an interest in our success and increased value that coincides with the financial interests of our stockholders.
Shares Reserved for Issuance. Assuming the Amendment is approved by the stockholders, we will be authorized to issue up to an aggregate of 1,050,000 shares of common stock pursuant to options or restricted share awards granted under the 2010 Plan. In addition, the 2010 Plan provides that if an option granted under any of our other equity compensation plans is outstanding on the date of stockholder approval of the 2010 Plan and such option subsequently terminates or expires in accordance with its terms, the shares underlying such option that remain unexercised and unissued at the time of termination or expiration will become available for grant or issuance under the 2010 Plan; provided, however, that not more than 1,050,000 shares of common stock may be issued pursuant to options that are designated “incentive stock options.”
In the event that all or any portion of any shares underlying an option granted under the 2010 Plan can no longer under any circumstances be exercised or purchased due to the forfeiture or cancellation of all or any portion of such option, the shares of common stock allocable to the unexercised or forfeited portion of such option will become available for grant or issuance under the 2010 Plan. Shares that are withheld to pay the exercise or purchase price of an option or to satisfy any tax withholding obligations in connection with an option, shares that are not issued or delivered as a result of the net settlement of an outstanding option and shares that are repurchased on the open market with the proceeds of an option exercise price will not be available again for grant and issuance under the 2010 Plan. In the event that restricted shares awarded under the 2010 Plan are reacquired by us, for any reason, the shares so reacquired will become available for grant or issuance under the 2010 Plan. In the event that all or any portion of any shares issued upon exercise of an option granted or offered under the 2010 Plan are reacquired by us for any reason other than the cancellation or forfeiture of all or any portion of such option, the shares allocable to the reacquired portion of such option will not become available for grant or issuance under the 2010 Plan.
Additionally, the number of shares available for issuance under the 2010 Plan will be subject to adjustment in the event of a recapitalization, stock split, combination of shares, reclassification, stock dividend, or other similar change in our capital structure.
Administration. The 2010 Plan is to be administered by an “Administrator,” which, under the 2010 Plan, shall be either the Board of Directors or a committee appointed by the Board of Directors, or the Chief Executive Officer in the circumstances described below. Subject to the provisions of the 2010 Plan, the Administrator has full authority to implement, administer and make all determinations necessary under the 2010 Plan.

The Board of Directors or a committee appointed by the Board of Directors may delegate to the Chief Executive Officer the authority to (i) designate new employees of ours or an Affiliated Company who are not our officers to be the recipient of options or restricted share awards and (ii) determine the type of the equity award and the number of shares of common stock to be subject to such options or restricted share awards; provided, however, that the resolutions of the Board of Directors regarding such delegation of authority or an employee compensation program approved by the Board of Directors or committee appointed by the Board of Directors shall specify the maximum number of shares of common stock that may be subject to any option or restricted share award granted by the Chief Executive Officer depending on the employee group of such new employee. The Chief Executive Officer, however, may not grant options to himself or to any other officer.
Subject to applicable law, the Board of Directors may from time to time alter, amend, suspend or terminate the 2010 Plan in such respects as the Board of Directors may deem advisable; provided, however, that no such alteration, amendment, suspension or termination shall be made that would substantially affect or impair the rights of any person under any outstanding option or restricted share award without his or her consent. Unless previously terminated by the Board of Directors, the 2010 Plan will terminate on March 23, 2020.
Eligibility. The 2010 Plan provides that awards may be granted to our employees, officers, directors, consultants, independent contractors and advisors or those of an Affiliated Company, as may be determined by the Administrator. Assuming the Amendment is approved by the stockholders, in no event may any individual be granted equity awards under the 2010 Plan for more than 1,050,000 shares of our common stock in any one calendar year. In connection with his or her initial service to us, however, an individual may be eligible to be granted equity awards for up to 1,050,000 shares of our common stock during the calendar year that includes such individual’s initial service to us.
The actual number of individuals who will receive awards under the 2010 Plan cannot be determined in advance because the Administrator has discretion to select the participants. Nevertheless, as of March 31, 2011, 11 of our officers and directors and approximately 20 other employees would be eligible to participate in the 2010 Plan.
Terms of Options. As discussed above, the Administrator determines many of the terms and conditions of awards granted under the 2010 Plan, including whether an option will be an “incentive stock option,” or ISO, or a “non-qualified stock option,” or NQSO. Each option is evidenced by an agreement in such form as the Administrator approves and is subject to the following conditions, which are described in further detail in the 2010 Plan:
•	Vesting and Exercisability: Options become vested and exercisable within such periods and subject to such conditions as determined by the Administrator and as set forth in the related stock option agreement, provided that options must expire no later than 10 years from the date of grant (five years with respect to an ISO granted to an optionee who owns stock possessing more than 10% of the total combined voting power of all classes of our stock or the stock of an Affiliated Company, which individual is referred to as a 10% Stockholder).

•	Exercise Price: The exercise price of options shall not be less than the fair market value of a share of common stock, as such term is defined in the 2010 Plan, at the time the option is granted. The exercise price of any ISO granted to a 10% Stockholder shall not be less than 110% of the fair market value of a share of common stock at the time of grant, subject to limited exceptions. However, an option may be granted with an exercise price lower than fair market value in connection with the assumption or substitution for another option upon certain changes in control. Repricing is not permitted under the 2010 Plan

•	Method of Exercise: Payment of the exercise price may be made, in the discretion of the Administrator and subject to any legal restrictions, in cash, by check, by delivery of already-owned shares of our common stock, by waiver of compensation due or accrued to the optionee for services rendered, or any combination of the foregoing methods of payment or any other consideration or method of payment as shall be permitted by the Administrator and applicable law.

•	Termination of Service: Options cease vesting on the date of termination of service or the death or disability of the optionee, unless specified as otherwise in individual employment agreements. Options granted under the 2010 Plan generally expire three months after the termination of the optionee’s service, except in the case of death or disability, in which case the options generally may be exercised up to 12 months following the date of death or termination of service due to disability. If the optionee is, however, terminated for cause (e.g., for committing an alleged criminal act or continued refusal or omission to perform material duties), the Administrator may cause the optionee’s options to expire upon termination of service. In addition, if a blackout applies to the optionee on the last trading day during the three-month post-termination exercise period, the option will generally be exercisable until the tenth day following the expiration of the blackout.

•	Cancellation and Rescission: Any unexpired, unpaid or deferred options may be cancelled, rescinded, suspended, withheld or otherwise limited or restricted by the Administrator at any time, unless otherwise specified in the related stock option agreement, if the optionee is not in compliance with all applicable provisions of the related stock option agreement and the 2010 Plan, or if the optionee engages in any (i) unauthorized disclosure to anyone outside of the company, or unauthorized use in other than our business, of any confidential information or material relating to our business that was acquired by the optionee either during or after employment with us; (ii) failure or refusal to promptly disclose and assign to us all right, title and interest in any invention or idea made or conceived by the optionee during employment with us that relates in any manner to our actual or anticipated business, research or development work; or (iii) activity that results in termination of the optionee’s employment for cause.

•	Change in Control: Under the 2010 Plan, the Administrator has the discretion to provide in each award agreement the terms and conditions with respect to a change in control that relate to the vesting of an award and the assumption of an award or issuance of comparable securities under an incentive program, and individual employment agreements may contain similar provisions. If the terms of an option or employment agreement provide for accelerated vesting in the event of a change in control, or to the extent that an option is vested and not yet exercised, the Administrator may provide for the purchase or exchange of each option for an amount of cash or other property. Outstanding unexercised options shall terminate and cease to be exercisable upon a change in control except to the extent that the options are assumed by the successor entity, or the parent of the successor entity, pursuant to the terms of the change in control transaction.
Terms of Restricted Stock Awards. Each restricted share award is evidenced by a restricted stock purchase agreement in such form as the Administrator approves and is subject to the following conditions, which are described in further detail in the 2010 Plan:
•	Vesting. Shares subject to a restricted share award may become vested over time or upon completion of performance goals set out in advance.

•	Purchase Price. Each restricted stock purchase agreement states the purchase price, which may not be less than the minimum lawful amount under applicable state law. Payment of the purchase price, if any, may be made, in the discretion of the Administrator. Without limiting the generality of the foregoing, the Administrator may determine to issue restricted shares as consideration for continued employment or the achievement of specified performance goals or objectives.

•	Termination of Service. Restricted stock awards shall cease to vest immediately if a participant is terminated for any reason, unless otherwise provided in the applicable restricted stock purchase agreement or unless otherwise determined by the Administrator, and we will generally have the right to repurchase any unvested shares subject to such award for the original purchase price paid by the participant.

•	Change in Control. In the event of a change in control, which is defined in the 2010 Plan, restricted share awards will generally be treated in the same manner as options under the 2010 Plan, as described under “Terms of Options — Change in Control” above.

•	Additional Restrictions. Restricted shares are nontransferable except as specifically provided in the restricted stock purchase agreement and in certain limited circumstances provided in the 2010 Plan.
Section 162(m). In general, under Section 162(m) of the Code, income tax deductions of publicly-held corporations may be limited to the extent total compensation (including base salary, annual bonus, stock option exercises and non-qualified benefits paid) for specified executive officers exceeds $1 million in any one year. Uunder Section 162(m), however, the deduction limit does not apply to certain “performance-based compensation” established by an independent compensation committee which is adequately disclosed to, and approved by, stockholders. In particular, stock options will satisfy the “performance-based compensation” exception if the awards are made by a qualifying compensation committee, the underlying plan sets the maximum number of shares that can be granted to any person within a specified period and the compensation is based solely on an increase in the stock price after the grant date (in other words, the option exercise price is equal to or greater than the fair market value of the stock subject to the award on the grant date). To meet the maximum number of shares requirement, the 2010 Plan limits awards to individual participants as set forth below. Other awards granted under the 2010 Plan may qualify as “qualified performance-based compensation” for purposes of Section 162(m) if such awards are granted or vest upon pre-established objective performance goals based on one or more of the following business criteria:
•	Net revenue and/or net revenue growth;

•	Earnings per share and/or earnings per share growth;

•	Earnings before income taxes and amortization and/or earnings before income taxes and amortization growth;

•	Operating income and/or operating income growth;

•	Net income and/or net income growth;

•	Total stockholder return and/or total stockholder return growth;

•	Return on equity;

•	Operating cash flow return on income;

•	Adjusted operating cash flow return on income;

•	Economic value added;

•	Individual business objectives;

•	Company-specific operational metrics;

•	Appreciation in and/or maintenance of the price of the shares of the company;

•	Reductions in costs; cash flow or cash flow per share (before or after dividends);

•	Drug development milestones;

•	Regulatory achievements (including submitting or filing applications or other documents with regulatory authorities), successfully executing an advisory committee meeting, or receiving approval of any such applications or other documents and passing pre-approval inspections and validation of manufacturing processes;

•	Initiation or completion of pre-clinical studies; clinical achievements (including initiating clinical studies; initiating enrollment, completing enrollment or enrolling particular numbers of subjects in clinical studies; completing phases of a clinical study (including the treatment phase); or announcing or presenting preliminary or final data from clinical studies; in each case, whether on particular timelines or generally); and

•	Implementation, completion or attainment of measurable objectives with respect to research (including nominating a development candidate or initiating a new full discovery program), development, manufacturing, commercialization, development candidates, products or projects, safety, and production volume levels.
Notwithstanding satisfaction of any performance criteria described above, to the extent specified at the time of grant of an award, the number of shares of common stock or other benefits granted, issued, and/or vested under an award on account of satisfaction of performance criteria may be reduced by the Compensation Committee on the basis of such further considerations as the Compensation Committee in its sole discretion determines.
The amendment to the 2010 Plan included the above performance factors and requests stockholder approval of these factors.
New Plan Benefits. All awards to directors, executive officers, employees and consultants are made at the discretion of the Administrator. Therefore, the benefits and amounts that will be received or allocated under the 2010 Plan, as amended, are not determinable at this time.
Plan Benefits. The aggregate number of shares of common stock previously granted under the 2010 Plan to certain individuals as of December 31, 2010 is as follows:

	Number of Options
Name and Principal Position	Granted
Scott Cormack, President and Chief Executive Officer	40,000
Cindy Jacobs, Executive Vice President and Chief Medical Officer	20,000
Stephen Anderson, Former Chief Financial Officer	—
Cameron Lawrence, Principal Accounting Officer	4,000
All current executive officers as a group (not including those listed above)	—
All current non-employee directors as a group	19,476	(1)
Nominees for election as a director (other than Scott Cormack):
Neil Clendeninn	3,500
Jack Goldstein	738
Stewart Parker	738
Martin Mattingly	5,500
David Smith	5,500
Non-executive officers employee group	75,450

(1)	Includes 3,500 options granted to Michelle Burris during her tenure as a director prior to becoming an executive officer.

Equity Compensation Plan Information. The following table sets forth information regarding our equity compensation plans as of December 31, 2010. The table does not include information with respect to shares we are proposing to add to the 2010 Plan in Proposal Three.

	(a)		(b)		(c)
	Number of securities to		Weighted-average		Number of securities remaining available
	be issued upon exercise		exercise price of		for future issuance under equity
	of outstanding options,		outstanding options,		compensation plans (excluding securities
Plan category	warrants and rights		warrants and rights		reflected in column (a))

Equity compensation plans approved by security holders	734,195	(1)	$8.82	(1)	291,074	(1)

Equity compensation plans not approved by security holders(2)	10,718		2.69		0

Total	744,913		$8.73		291,074

(1)	As of December 31, 2010, we maintained the following equity compensation plans, which were adopted by Sonus Pharmaceuticals, Inc., our predecessor, prior to the its acquisition of OncoGenex Technologies: (a) Incentive Stock Option, Nonqualified Stock Option and Restricted Stock Purchase Plan — 1991, (b) 1999 Nonqualified Stock Incentive Plan, or the 1999 Plan, (c) the 2000 Stock Incentive Plan, (d) the 2007 Performance Incentive Plan, (e) the OncoGenex Technologies Amended and Restated Stock Option Plan, and (f) the 2010 Performance Incentive Plan.

(2)	The 1999 Plan is a broad-based plan for which stockholder approval was not required or obtained. On February 11, 2010, the 1999 Plan terminated in accordance with its terms. All stock options, rights to purchase, and restricted stock outstanding as of the termination date will continue in effect in accordance with their respective terms. Stock options granted under the 1999 Plan were generally granted with an exercise price equal to the fair market value on the date of grant. Pursuant to the 1999 Plan, upon a change of control, the vesting period for outstanding options, rights to purchase, and restricted stock granted under the 1999 Plan will accelerate and the administrator of the 1999 Plan may provide for the purchase or exchange of each option or right to purchase, adjust the terms of each option or right to purchase, cause the options and rights to purchase to be assumed, or new rights substituted for such rights, or make such other provision as the administrator determines is equitable.
Summary of Federal Income Tax Consequences of the 2010 Plan
The following is a general summary as of the date of this Proxy Statement of the United States federal income tax consequences to us and to the participants in the 2010 Plan. The federal tax laws may change and the federal, state and local tax consequences for any participant will depend upon his or her individual circumstances. The summary does not purport to be complete and does not discuss the tax consequences arising in the context of the participant’s death or the income tax laws of any municipality, state or foreign country in which the participant’s income or gain may be taxable. Each participant has been, and is, encouraged to seek the advice of a qualified tax advisor regarding the tax consequences of participation in the 2010 Plan.
Incentive Stock Options. No taxable income will be recognized by an optionee under the 2010 Plan upon either the grant or the exercise of an ISO. Instead, a taxable event will occur upon the sale or other disposition of the shares acquired upon exercise of an ISO, and the tax treatment of the gain or loss realized will depend on how long the shares were held before their sale or disposition. If a sale or other disposition of the shares received upon the exercise of an ISO occurs more than (i) one year after the date of exercise of the option and (ii) two years after the date of grant of the option, the holder will recognize long-term capital gain or loss at the time of sale equal to the full amount of the difference between the proceeds realized and the exercise price paid. However, a sale, exchange, gift or other transfer of legal title of such stock (other than certain transfers upon the optionee’s death) before the expiration of either of the one-year or the two-year period described above will constitute a “disqualifying disposition.” A disqualifying disposition involving a sale or exchange will result in ordinary income to the optionee in an amount equal to the lesser of (i) the fair market value of the stock on the date of exercise minus the exercise price or (ii) the amount realized on disposition minus the exercise price. If the amount realized in a disqualifying disposition exceeds the fair market value of the stock on the date of exercise, the gain realized in excess of the amount taxed as ordinary income as indicated above will be taxed as capital gain. A disqualifying disposition as a result of a gift will result in ordinary income to the optionee in an amount equal to the difference between the exercise price and the fair market value of the stock on the date of exercise. Any loss realized upon a disqualifying disposition will be treated as a capital loss. Capital gains and losses resulting from disqualifying dispositions will be treated as long-term or short-term depending on whether the shares were held for more or less than the applicable statutory holding period (which currently is more than one year for long-term capital gains). We will be entitled to a tax deduction in an amount equal to the ordinary income recognized by the optionee as a result of a disposition of the shares received upon exercise of an ISO.
The exercise of an ISO may result in an “adjustment” for purposes of the “alternative minimum tax.” Alternative minimum tax is imposed on an individual’s income only if the amount of the alternative minimum tax exceeds the individual’s regular tax for the year. For purposes of computing alternative minimum tax, the excess of the fair market value on the date of exercise of the shares received on exercise of an ISO over the exercise price paid is included in alternative minimum taxable income in the year the option is exercised. An optionee who is subject to alternative minimum tax in the year of exercise of an ISO may claim as a credit against the optionee’s regular tax liability in future years the amount of alternative minimum tax paid that is attributable to the exercise of the ISO. This credit is available in the first year following the year of exercise in which the optionee has regular tax liability.

Non-qualified Stock Options. No taxable income is recognized by an optionee upon the grant of an NQSO. Upon exercise, however, the optionee will recognize ordinary income in the amount by which the fair market value of the shares purchased, on the date of exercise, exceeds the exercise price paid for such shares. The income recognized by the optionee who is an employee will be subject to income tax withholding. We will be entitled to a tax deduction equal to the amount of ordinary income recognized by the optionee, provided that certain reporting requirements are satisfied. Upon the sale or disposition of shares acquired pursuant to the exercise of an NQSO, the difference between the proceeds realized and the optionee’s basis in the shares will be a capital gain or loss and will be treated as long-term capital gain or loss if the shares have been held for more than the applicable statutory holding period (which is currently more than one year for long-term capital gains).
Restricted Shares. In general, a taxable event will occur on each date the participant’s ownership rights vest (e.g., when our repurchase rights expire) as to the number of shares that vest on that date, and the holding period for capital gain purposes will not commence until the date the shares vest. The participant will recognize ordinary income on each date shares vest in an amount equal to the excess of the fair market value of such shares on that date over the amount paid for such shares. Any income recognized by a participant who is an employee will be subject to income tax withholding. We are entitled to a tax deduction in an amount equal to the ordinary income recognized by the participant. The participant’s basis in the shares will be equal to the purchase price, if any, increased by the amount of ordinary income recognized. If a Section 83(b) election is made within 30 days after the date of transfer, or if no repurchase rights are retained by us, then the participant will recognize ordinary income on the date of purchase in an amount equal to the excess of the fair market value of such shares on the date of purchase over the purchase price paid for such shares and this amount will be subject to income tax withholding.
Tax Withholding. Under the 2010 Plan, we have the power to withhold, or require a participant to remit to us, an amount sufficient to satisfy federal, state, local or foreign withholding tax requirements with respect to any options exercised or restricted shares granted under the 2010 Plan. To the extent permissible under applicable tax, securities, and other laws, the Administrator may, in its sole discretion, permit a participant to satisfy an obligation to pay any tax to any governmental entity in respect of any option or restricted shares up to an amount determined on the basis of the lowest marginal tax rate applicable to such participant, in whole or in part, by (i) directing us to apply shares of common stock to which the participant is entitled as a result of the exercise of an option or as a result of the lapse of restrictions on restricted shares, or (ii) delivering to us shares of common stock owned by the participant.
Vote Required
Approval of the Amendment will require the affirmative vote of the majority of shares of common stock present in person or represented by proxy and entitled to vote upon the proposal at the Annual Meeting. Proxies solicited by management for which no specific direction is included will be voted “FOR” the approval of the amendment of the 2010 Plan.
THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” APPROVAL OF THE AMENDMENT TO THE 2010 PERFORMANCE INCENTIVE PLAN.

PROPOSAL FOUR:
ADVISORY VOTE ON NAMED EXECUTIVE OFFICER COMPENSATION
We are providing our stockholders with an opportunity to vote, on an advisory basis, on the compensation of our Named Executive Officers as disclosed in the “Compensation Discussion and Analysis” section, the compensation tables, and the narrative discussions set forth on pages 27 to 33 of this Proxy Statement. This non-binding advisory vote is commonly referred to as a “Say on Pay” proposal.
Our Compensation Committee, which is responsible for designing and administering our executive compensation program, has designed our executive compensation program to provide a competitive and internally equitable compensation and benefits package that reflects company performance, job complexity and strategic value of the position, while ensuring long-term retention, motivation and alignment with the long-term interests of our stockholders. We encourage you to carefully review the “Compensation Discussion and Analysis” section beginning on page 27 of this Proxy Statement for additional details on our compensation of executives, including our compensation philosophy and objectives, as well as the processes the Compensation Committee used to determine the structure and amounts of the compensation of our Named Executive Officers in fiscal 2010.
We are asking you to indicate your support for the compensation of the Named Executive Officers as described in this Proxy Statement. This vote is not intended to address any specific item of compensation, but rather the overall compensation of the Named Executive Officers and the philosophy, policies and practices described in this Proxy Statement. Accordingly, we are asking you to vote, on an advisory basis, which is non-binding, “FOR” the following resolution at the Annual Meeting:
“RESOLVED, that the compensation paid to OncoGenex Pharmaceuticals, Inc.’s Named Executive Officers, as disclosed pursuant to the Securities and Exchange Commission’s compensation disclosure rules, including the “Compensation Discussion and Analysis,” compensation tables and narrative discussion set forth on pages 27 to 33 of the Proxy Statement relating to its 2011 Annual Meeting of Stockholders, is hereby APPROVED.”
The Say on Pay vote is advisory, and therefore not binding on us, our Board of Directors, or our Compensation Committee. Our Board of Directors and Compensation Committee value the opinions of our stockholders and to the extent there is any significant vote against the executive officer compensation as disclosed in this Proxy Statement, we will consider our stockholders’ concerns and the Compensation Committee will evaluate whether any actions are necessary to address those concerns.
Vote Required
Approval of the resolution will require the affirmative vote of the majority of shares of common stock present in person or represented by proxy and entitled to vote on the proposal at the Annual Meeting. Proxies solicited by management for which no specific direction is included will be voted “FOR” the approval of the resolution.
THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE EXECUTIVE COMPENSATION OF OUR NAMED EXECUTIVES AS DISCLOSED IN THIS PROXY STATEMENT.

PROPOSAL FIVE:
ADVISORY VOTE ON FREQUENCY OF SAY-ON-PAY VOTES
We are providing our stockholders with the opportunity to vote, on an advisory basis, on the frequency with which we include in our proxy statement an advisory vote, similar to Proposal Four above, to approve or not approve the compensation of the Named Executive Officers. By voting on this proposal, stockholders may indicate whether they prefer that we seek such an advisory vote every one, two, or three years.
After careful consideration of this proposal, the Board of Directors determined that an advisory vote on executive compensation that occurs every three years is the most appropriate alternative for us and therefore recommends a vote for a three-year interval for future advisory voting on Named Executive Officer compensation. We believe that annual and biannual advisory votes on executive compensation do not provide enough time for a full evaluation of our executive incentive programs before they come up for another advisory vote. This is especially true given our use of long-term incentives as part of our executive compensation packages. We believe that a three-year interval is more in line with our long-term incentive program and, by providing an advisory vote on executive compensation program on a triennial basis, our Board of Directors and Compensation Committee will have sufficient time to thoughtfully respond to our shareholders’ sentiments and effectively implement any necessary changes in our compensation program. We understand that our stockholders may have different views as to what is the best approach, and we look forward to hearing from our stockholders on this proposal.
Vote Required
You may vote on your preferred voting frequency by selecting the option of holding an advisory vote on executive compensation “EVERY THREE YEARS,” “EVERY TWO YEARS” or “EVERY ONE YEAR,” or a stockholder may “ABSTAIN.” Your vote is not intended to approve or disapprove the recommendation of the Board of Directors. Rather, we will consider the stockholders to have expressed a preference for the option that receives the most votes.
Because this stockholder vote is advisory and not binding on us or the Board of Directors, the Board of Directors may decide that it is in the best interests of our stockholders and us to hold stockholder advisory votes on executive compensation more or less frequently than the option selected by the largest number of our stockholders.
THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE FOR THE PROPOSAL TO HOLD AN ADVISORY VOTE TO APPROVE THE COMPENSATION FOR OUR NAMED EXECUTIVES “EVERY THREE YEARS.”

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
The following table sets forth certain information with respect to the beneficial ownership of our common stock by the following persons as of March 31, 2011, except as otherwise noted in the footnotes to the table:
•	each person or entity who we know to beneficially own five percent or more of our voting securities;

•	each director and director nominee;

•	each of our Named Executive Officers identified in the Summary Compensation Table below; and

•	all of our directors and officers as a group.
Unless otherwise indicated below, the address of each beneficial owner listed in the table is c/o OncoGenex Pharmaceuticals, Inc., 1522 — 217th Place S.E., Suite 100, Bothell, Washington 98021. The percentages in the table below are based on 9,718,251 shares of our common stock outstanding as of March 31, 2011. Our common stock is our sole voting security entitled to be voted at the Annual Meeting and each share of common stock is entitled to one vote. Except as indicated in the footnotes to the table and pursuant to applicable community property laws, to our knowledge, each stockholder named in the table has sole voting and investment power with respect to the shares set forth opposite such stockholder’s name. The information provided in the table is based on our records and information filed with the SEC, unless otherwise noted.

Name of Beneficial		Amount and Nature of	Percent of
Owner	Business Address of Beneficial Owner	Beneficial Ownership(1)	Class(%)(1)

Great Point Partners, LLC(2)	165 Mason Street, 3rd Floor Greenwich, CT 06830	951,903	9.8
Boxer Capital, LLC(3)	Suite 411, 991-C Lomas Sante Fe Drive Solana Beach, California 92075	807,928	8.3
H.I.G. Horizon Corporation(4)	c/o 1001 Brickell Bay Drive, 27th Floor Miami, Florida 33131	541,712	5.6
R.A Capital Management, LLC(5)	20 Park Plaza, Suite 905 Boston, MA 02116	518,255	5.3

Named Executive Officers and Directors:

Scott Cormack (6)		174,687	1.8
Cindy Jacobs (7)		68,554	*
Neil Clendeninn (7)		39,370	*
Michelle Burris (7)		31,676	*
Stephen Anderson (8)		13,000	*
Cameron Lawrence (9)		6,702	*
Jack Goldstein (7)		2,312	*
Stewart Parker (7)		2,312	*
Martin Mattingly		—	—
David Smith		—	—
All current officers and directors as a group (9 persons) (10)		325,613	3.3

*	Less than 1%
The table above does not include the beneficial ownership of our key persons, Martin Gleave and Monica Kreiger, both of whom hold certain shares of common stock and/or options.

(1)	Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities. Shares of common stock subject to options and warrants currently exercisable, or exercisable within 60 days of March 31, 2011, are deemed outstanding for computing the percentage of the person holding such options or warrants but are not deemed outstanding for computing the percentage of any other person.

(2)	The Schedule 13G filed on February 14, 2011 by Great Point Partners, LLC, or Great Point, Jeffrey R. Jay, M.D. and David Kroin reported that as of December 31, 2010, Great Point, Dr. Jay and Mr. Kroin beneficially owned 951,903 shares of our common stock and warrants, consisting of 156,190 shares owned by Biomedical Value Fund, LP, or BVF, 152,381 shares owned by Biomedical Offshore Value Fund, Ltd., or BOVF, 72,381 shares owned by Biomedical Institutional Value Fund, LP, or BIVF, 80,952 shares owned by Lyrical Multi-Manager Fund, LP, or Lyrical, 134,920 shares owned by Class D Series of GEF-PS, LP, or GEF-PS, 5,398 shares owned by David J. Morrison, or Morrison, 32,380 shares owned by WS Investments III, LLC, or WS, and an aggregate of 317,301 shares underlying warrants collectively held by BVF, BOVF, BIVF, Lyrical, GEF-PS, Morrison and WS. Each of BVF, BOVF, BIVF, Lyrical, GEF-PS, Morrison and WS holds warrants to purchase 78,954 shares, 74,135 shares, 37,387 shares, 40,476 shares, 67,460 shares, 2,699 shares and 16,190 shares, respectively. Great Point is the investment manager with respect to the shares held by each of BVF, BOVF, BIVF, Lyrical, GEF-PS, Morrison and WS, and by virtue of such status may be deemed to be the beneficial owner of the such shares. Each of Dr. Jay, as senior managing member of Great Point, and Mr. Kroin, as special managing member of Great Point, has voting and investment power with respect to such shares, and therefore may be deemed to be the beneficial owner of such shares. Great Point, Dr. Jay and Mr. Kroin disclaim beneficial ownership of the shares and the shares underlying the warrants described above, except to the extent of their respective pecuniary interests.

(3)	The Schedule 13G/A filed on October 22, 2010 by Boxer Capital LLC, Boxer Asset Management Inc., MVA Investors, LLC, Aaron Davis, Neil Reisman, Ivan Lieberburg, Christopher Fuglesang, and Joseph Lewis reported that as of October 22, 2010, Boxer Capital, Boxer Management and Joseph Lewis beneficially owned 807,928 shares of common stock. As of October 22, 2010, MVA Investors beneficially owned 15,000 shares of common stock, Neil Reisman beneficially owned 4,000 shares of common stock, and Ivan Lieberburg beneficially owned 100 shares of common stock. Neither Aaron Davis nor Christopher Fuglesang beneficially owned any securities.

(4)	The Schedule 13G/A filed on February 11, 2011 by H.I.G. Oncogenex, LLC reported that as of December 31, 2010, 541,712 shares of common stock were owned directly by H.I.G. Horizon Corporation, which is a wholly owned subsidiary of H.I.G. Key Corporation, which is a wholly owned subsidiary of H.I.G. Oncogenex, LLC. Sami W. Mnaymneh and Anthony Tamer are the shareholders of HIG-GP II, Inc., the general partner and managing member, respectively, of the two entities which are indirectly the majority shareholders of H.I.G. Oncogenex, LLC. H.I.G. Key Corporation and H.I.G. Oncogenex, LLC. and Messrs. Mnaymneh and Tamer may be deemed to be indirect beneficial owners of the reported securities, but disclaim beneficial ownership in the securities, except to the extent of its or his pecuniary interest in the shares.

(5)	The Schedule 13G filed on March 14, 2011 by RA Capital Management, LLC reported that as of March 14, 2011, 272,277 shares of common stock were held directly by RA Capital Healthcare Fund, L.P. (“RA Fund”). In addition, RA Capital Management, LLC, which is the investment advisor and sole general partner of RA Fund (“RA Capital”), and also an investment advisor to an account owned by a separate investment vehicle that holds shares of Common Stock, and Peter Kolshinsky, who is the manager of RA Capital, are each reported to beneficially own 518,255 shares of Common Stock. RA Fund has the power to vote and dispose of the 272,277 shares that it holds directly, and each of RA Capital and Mr. Kolshinksky, by virtue of their respective positions, also has the sole authority to vote and dispose of the 518,255 shares reported on the Schedule 13G.

(6)	Represents 13,067 shares owned directly, 44,340 shares owned indirectly through Trycor Investment Trust, 8,092 shares owned indirectly through Mr. Cormack’s spouse, and 109,188 shares representing options exercisable within 60 days of March 31, 2011.

(7)	Represents options exercisable within 60 days of March 31, 2011.

(8)	Mr. Anderson ceased his employment with us on February 24, 2010. The shares above represent shares of common stock held by Mr. Anderson as of February 24, 2010.

(9)	Represents 4,450 shares owned indirectly through Mr. Lawrence’s Registered Retirement Savings Plan, 950 shares owned indirectly through his spouse’s Registered Retirement Savings Plan, and 1,302 shares representing options exercisable within 60 days March 31, 2011.

(10)	Represents for the current officers and directors as a group, 70,899 shares owned directly or indirectly as indicated above, and 254,714 options exercisable within 60 days of March 31, 2011.

COMPENSATION DISCUSSION AND ANALYSIS
Compensation Objectives and Philosophy
Our executive compensation program is designed to:
•	attract and retain the most talented and dedicated executives possible;

•	align our executive officers’ incentives with stockholder value creation;

•	correlate annual and long-term cash and stock incentives to achievement of measurable strategic performance objectives; and

•	increase the percentage of executive compensation that is performance-based, and therefore at-risk, as an executive’s experience, unique expertise and criticality of role increases.
To achieve these objectives we have established compensation programs that tie a substantial portion of each executive’s overall compensation to key strategic operational and financial goals such as the development of our product candidates, the establishment and maintenance of key strategic relationships, and the identification and advancement of additional product candidates. The Compensation Committee’s approach emphasizes the setting of compensation at levels the committee believes are competitive with executives in other companies of similar size and stage of development operating in the biotechnology industry while taking into account our relative performance and our own strategic goals. Overall, our pay programs attempt to balance cash and equity to reward both short- and long-term performance.
Compensation Determination Process and the Role of Executive Officers in Compensation Decisions
Historically, the compensation review process conducted each fiscal year generally takes place during the fourth quarter with a presentation regarding our current compensation philosophies and programs by the Chief Executive Officer to the Compensation Committee with the remaining members of the Board of Directors invited to attend as well. In future years we may elect to initiate this review process subsequent to the end of the year in order to facilitate the comparison of corporate objectives against our full year performance. Typically, the Chief Executive Officer produces an executive compensation review for each Named Executive Officer, excluding the Chief Executive Officer, which includes recommendations for:
•	base salary for the upcoming year;

•	year-end cash incentive award, if any, under the terms of our discretionary short-term incentive awards program, or STIP, based upon the achievement of corporate objectives; and

•	annual stock option grant.
The Chief Executive Officer may also recommend other changes to an executive’s compensation package, such as changes in the executive’s eligibility for cash incentives. The Compensation Committee evaluates and, if determined appropriate or advisable, revises the Chief Executive Officer’s recommendations and forwards its own recommendations to the Board of Directors, which may in turn suggest further revisions.
The Compensation Committee also meets in executive sessions without the Chief Executive Officer present to discuss the Chief Executive Officer’s compensation, including base salary, year-end cash incentive award and annual stock option grant, and to make recommendations regarding the same to the Board of Directors. The Board of Directors considers the Compensation Committee’s recommendations with respect to the Chief Executive Officer in executive session and provides feedback to the Compensation Committee. With the exception of executive sessions of the Compensation Committee and the Board of Directors to review, recommend and approve the Chief Executive Officer’s own compensation, the Chief Executive Officer is generally present at all deliberations of the Compensation Committee and the Board of Directors related to executive compensation.
In conjunction with the foregoing review, or as soon as practicable after the fiscal year end, the Chief Executive Officer recommends to the Compensation Committee the corporate objectives to be adopted under the terms of the STIP for the upcoming year. The Compensation Committee evaluates and may revise the Chief Executive Officer’s recommendations and forwards its own recommendations to the Board of Directors, which may in turn suggest further revisions.
The Compensation Committee makes final determinations with respect to the award of cash incentives under the STIP. The Board of Directors, after reviewing the recommendations of the Compensation Committee, makes final determinations with respect to all other elements of compensation, including the adoption of corporate objectives under the STIP. From time to time at the request of the Compensation Committee, members of our executive management team, including representatives from finance, legal and human resources, may provide information to the Compensation Committee and attend all or a portion of certain of the committee’s meetings.

Benchmarking of Executive Compensation
As part of its evaluation of compensation levels for the 2010 fiscal year, the Compensation Committee recommended and the Board of Directors approved the retention of Radford in 2009 to review compensation levels of our executive officers and to provide a report summarizing relevant benchmark data and making recommendations as to executive compensation levels. Radford’s review with respect to 2010 executive compensation included benchmarking the base salary, target total cash (base salary plus target cash incentives) and long-term incentives of our executives with industry-appropriate peers based on the following characteristics:
•	Pre-commercial life sciences companies in late stages of product development;

•	Companies located in biotechnology hub markets (Seattle, San Francisco, San Diego and Boston) to reflect the recruiting market for executive talent;

•	Companies with market values between $100 million and $500 million; and

•	Companies with generally less than 100 employees.
In addition, Radford also examined research and development spending, cash on-hand and enterprise value as additional metrics to help determine appropriate peer companies.
The peer group recommended by Radford and approved by the Compensation Committee and the Board of Directors, after a comprehensive review, analysis and discussion regarding Radford’s recommendations, is comprised of the companies set forth under the heading “Director Compensation — Peer Group Used for Benchmarking Compensation.”
Benchmarking in the Context of Our Other Executive Compensation Principles
In establishing executive compensation, the Compensation Committee focuses on a range around the 50th percentile of peer group benchmarking for each of base salary, target total cash (base salary plus target cash incentives) and long-term incentives for each similarly situated executive, which the Compensation Committee believes provides the tools to allow a company of our size to attract, compete for and retain the type of executives necessary for us to our achieve our goals but conserve our cash and equity as much as possible.
The Compensation Committee realizes, however, that using a peer benchmark is neither the only means for gathering and validating market data nor the only criteria for establishing executive pay. In instances where an executive officer is uniquely critical to our success, the Compensation Committee may provide compensation in excess of the benchmark. Upward or downward variations for base salary and long-term incentives may also occur as a result of the individual’s experience level, the balance of the individual’s different elements of compensation, market factors and other strategic considerations, which we refer to below as compensation factors. Additional market surveys, such as the Radford Life Sciences Survey, which reports compensation practices of a broad range of life science companies, are also utilized in determining market competitive compensation. The Compensation Committee believes that, given the competitiveness of our industry and our company culture, our base compensation, cash incentives and equity programs are flexible and generally sufficient to retain our existing executive officers and to hire new executive officers when necessary.
Elements of Executive Compensation
We have designed and implemented compensation policies that have historically allowed us to recruit both in our geographic areas of operation (i.e., Seattle, Washington and Vancouver, British Columbia) and other areas. We seek to implement and utilize compensation policies that balance fixed and variable pay costs for a long-term, sustainable approach to talent acquisition and retention. Our executive compensation consists of base salary, cash incentives and stock option grants, each of which is discussed in detail below.
Base Salary
We provide an annual salary based on comparable market data for level of responsibility, expertise, skills, knowledge, experience, our unique organizational requirements and desire to maintain internal equity. When establishing executive compensation for 2010, the Compensation Committee focused on a range around the 50th percentile of the respective peer company market survey as well as the Radford Global Life Sciences Survey for base salaries and incentive compensation. The executive base salary program targets a range around the 50th percentile of salaries for executives with the requisite skills in similar positions with similar responsibilities at comparable companies. In reviewing base salaries annually the Compensation Committee also considers the role, overall value and contribution each executive makes to the achievement of our objectives. Executives may be compensated below or above that range based on the compensation factors described above. The Compensation Committee reviews base salaries in the fourth quarter of each year and may make adjustments from time to time to realign salaries with market levels after taking into account the compensation factors.

Cash Incentives
In March 2009, the Board of Directors approved the STIP to supersede in their entirety our prior practices with respect to short-term incentive awards. The STIP, when combined with each executive’s base salary, is designed to provide a total target cash compensation within a range around the 50th percentile of our peer group, subject to adjustment for the compensation factors described above.
The STIP provides an annual opportunity for our Named Executive Officers to receive a discretionary cash bonus (stated as a percentage of each officer’s salary) based on performance related to corporate objectives established by the Board of Directors. For any given year, these objectives may relate to operational, strategic or financial factors such as development of our product candidates, establishment and maintenance of key strategic relationships, raising or maintaining certain levels of capital, improving our results of operations or increasing the price per share of our common stock. The Compensation Committee alone determines achievement level of corporate objectives as it relates to incentive compensation for executive officers. If corporate objectives are not achieved at a 100% level, the Compensation Committee may determine that the corporate objectives were not achieved or, in its sole discretion, may determine that such objectives were partially achieved. The Compensation Committee may award bonuses based on the foregoing determinations or, after considering market conditions, the financial position of the Company or other factors, the Compensation Committee may, in its sole discretion, determine not to award any bonuses or to award bonuses at less than maximum eligibility.
Stock Option Grants
We provide long-term incentives in the form of stock options, which is another form of at-risk compensation. The number of options granted is discretionary and the value earned on any grant varies with the stock price over the option term. In large part due to the length of product development cycles, it is critical for our business to align the interests of executive officers and stockholders, and to retain executive officers by means of what we hope will be long-term wealth creation in the value of their stock options, which have vesting provisions that encourage continued employment while achieving interim product development milestones. We have historically elected to use stock options as the primary long-term equity incentive vehicle. Stock option grants are made at the commencement of employment, may be made annually and, occasionally, may be made following a significant change in job responsibilities or to meet other special objectives, including strategic goals and retention. Historically, annual stock option grants have generally occurred at or near the end of the year, as part of our annual evaluation of executive compensation, and are targeted around the 50th percentile of our peer group (in terms of market value), subject to adjustment for the compensation factors described above and the availability of equity under our equity-based compensation plans. Although we may in the future grant stock options subsequent to the filing of our annual report on Form 10-K for the most recently completed year, we expect to continue to use stock options as a long-term incentive vehicle because:
•	Stock options align the interests of executives with those of the stockholders, support a pay-for-performance culture, foster employee stock ownership and focus the management team on increasing value for the stockholders.

•	Stock options help to provide a balance to the overall executive compensation program as base salary and our cash incentive compensation program focus on nearer-term achievements, while the grant and vesting of stock options is intended to focus executive efforts towards increasing stockholder value over the longer term.

•	The vesting period of stock options encourages executive retention as long as the options remain in the money.

•	We believe the use of stock options assists us in making our compensation package attractive to current and potential executive candidates, while conserving cash.
Stock Ownership Guidelines
Although stock option grants encourage equity ownership, we currently do not require our directors or executive officers to own a particular amount of our common stock. The Compensation Committee believes that stock and option holdings among our directors and executive officers are sufficient at this time to provide motivation and to align this group’s interests with those of our stockholders.
Perquisites
Our executive officers located in Canada participate in the same group insurance and employee benefit plans as our other salaried employees in Canada and our executive officers located in the United States participate in the same group insurance and employee benefit plans as our other salaried employees in the United States. At this time we do not provide special benefits or other perquisites to our executive officers.

2010 Officer Compensation
Salary
Scott Cormack became our Chief Executive Officer and President following the merger in 2008. Since 2008 the Board of Directors has successively increased his salary based on performance which has brought his compensation more in line with the 50th percentile of peer public company CEOs. His leadership has driven our performance, leading us from the early start-up phase through development to proof of scientific concept in humans, the merger in 2008 resulting in a public entity and the licensing of our lead product candidate. With respect to the 2010 fiscal year, based on Mr. Cormack’s instrumental role as our CEO in achieving our 2009 objectives, as well as a comprehensive review, analysis and discussion of the salaries of executives reported in the report provided by Radford, Mr. Cormack’s base salary for 2010 was increased to approximately CND$490,000, which was, at the time of determination, consistent with the 50th percentile of the Radford report and warranted based on his performance and contribution to the achievement of company objectives.
Stephen Anderson served as our Chief Financial Officer until February 24, 2010. Mr. Anderson’s responsibilities were comparable to other U.S. public biotechnology company financial executives holding similar positions whose primary responsibilities are managing the financial affairs of the company with minor responsibility for managing other aspects of the business. We believed such a benchmark was appropriate as it reflected the actual scope of Mr. Anderson’s duties with us. Based on this and a comprehensive review, analysis and discussion of the salaries reported in the Radford 2008 Survey for financial executives, Mr. Anderson’s salary was set at a level approximately equal to 83% of the 50th percentile of the Radford 2008 Survey for financial executives. The deviation from our standard practice of benchmarking at the 50th percentile was due to Mr. Anderson’s relatively limited experience in comparison to other executives holding similar positions. With respect to the 2010 fiscal year, based on a comprehensive review, analysis and discussion of the salaries of executives reported in the Radford report and Mr. Anderson’s individual performance and responsibilities, Mr. Anderson’s base salary for 2010 was approximately CDN$216,000, which is materially consistent with the 50th percentile for financial executives.
Dr. Cindy Jacobs is our Executive Vice President and Chief Medical Officer. In determining her base salary for 2010, the Compensation Committee considered Dr. Jacob’s important role in furthering the development of our clinical assets and extensive experience in obtaining U.S. Food and Drug Administration approval for product candidates, as well as her instrumental role in partnering, alliance management and strategic discussions. Based on a comprehensive review, analysis and discussion of the salaries of executives reported in the Radford report, Dr. Jacob’s base salary for 2010 was set at $369,000, which is approximately equal to 108% of the 50th percentile of the Radford report.
Cameron Lawrence has served as our Principal Accounting Officer since February 2010. In determining Mr. Lawrence’s base salary for 2010, the Compensation Committee took into account his finance and accounting background and his previous contributions to us in his role as Director of Financial Reporting. Based on a comprehensive review, analysis and discussion of the salaries of executives reported in the 2008 Radford Global Life Sciences Survey — Canada, Mr. Lawrence’s base salary for 2010 was set at CDN$119,000, which is approximately equal to 90% of the 50th percentile of the 2008 Radford Global Life Sciences Survey — Canada.

			Percentage
	2010 Base	2009 Base	increase from
Executive Officer	Salary	Salary	2009(%)
Scott Cormack, Chief Executive Officer and President	CDN$490,000	CDN$345,000	42.0%
Stephen Anderson, Former Chief Financial Officer and Secretary	CDN$216,000	CDN$210,000	2.8%
Cindy Jacobs, Chief Medical Officer and Executive Vice President	$369,000	$360,000	2.5%
Cameron Lawrence, Principal Accounting Officer	CDN$119,000	CDN$112,000	6.1%

Cash Incentives
In the fourth quarter of 2009, based on a comprehensive review, analysis and discussion of the recommendations set forth in the Radford report, and to ensure that an appropriate amount of total compensation is performance based, and the Compensation Committee’s goal to target compensation around the 50th percentile of our peer group, the Compensation Committee recommended, and the Board of Directors approved, an increase in each Named Executive Officer’s bonus potential for 2010, as follows:

Short-term Incentive
Executive Officer	Award Eligibility
Scott Cormack, Chief Executive Officer and President	50% of salary
Stephen Anderson, Former Chief Financial Officer and Secretary	30% of salary
Cindy Jacobs, Chief Medical Officer and Executive Vice President	35% of salary
Cameron Lawrence Principal Accounting Officer	15% of salary
As a result, each Named Executive Officer’s bonus potential for 2010 was approximately equal to the 50th percentile of our peer group.
In the first quarter of 2010, the Board of Directors adopted the following 2010 corporate objectives under the STIP:

Corporate Objectives	Weighting
Ensure that we have at least one year of working capital at the end of 2010	15%
Advance product candidates OGX-011 and OGX-427 in clinical development and increase awareness of these product candidates through data presentation and publication	70%
Strive to achieve our corporate objectives ahead of schedule or achieve additional advancements within budgetary constraints	15%
The Board of Directors selected these particular corporate objectives based on its judgment that they represented areas over which the Named Executive Officers have significant operational control and on which the Board of Directors believes they should have focused to move our strategic plan forward and enhance stockholder value during 2010.
Performance Against 2010 Corporate Objectives
The Compensation Committee determined that the corporate objectives for 2010 were achieved at the 90th percentile. This represented the Committee assessment that the first and second objectives had been fully met, however the third was only partially met as it was achieved within budgetary constraints but not ahead of schedule, and that all persons eligible for a bonus under the STIP for 2010 would be paid 90% of their 2010 bonus eligibility attributable to corporate objectives, subject to rounding the awards to be made to the following persons, with the final awards being as set forth below:

	Dollar Value of
	Incentive	Incentive Award as a
Executive Officer	Award	Percentage of Target (%)
Scott Cormack, Chief Executive Officer and President	CDN$220,500	90	(1)
Stephen Anderson, Former Chief Financial Officer and Secretary	—(2)	—	(2)
Cindy Jacobs, Chief Medical Officer and Executive Vice President	$116,500	90	(1)
Cameron Lawrence Principal Accounting Officer	CDN$17,000	95	(3)

(1)	For Mr. Cormack and Dr. Jacobs, 100% of STIP eligibility was attributable to the achievement of corporate objectives.

(2)	Mr. Anderson ceased his employment with us on February 24, 2010 and was not, therefore, STIP eligible.

(3)	For Mr. Lawrence, 50% of STIP eligibility was attributable to the achievement of corporate objectives and 50% of STIP eligibility was attributable to the achievement of team and individual objectives for 2010. The CEO determined and the Compensation Committee confirmed that Mr. Lawrence achieved his team and individual objectives at the 100% level. In addition, in recognition of the additional responsibilities Mr. Lawrence assumed in 2010 following his appointment as Principal Financial Officer upon the departure of Mr. Anderson in February 2010, the Compensation Committee awarded Mr. Lawrence a discretionary bonus in the amount of CDN$18,000, based on the recommendation of the Chief Executive Officer.
Long-Term Incentive Awards
Stock option grants are discretionary based on the Compensation Committee’s analysis of employee achievement of company-wide and individual objectives. The Compensation Committee determined to award each Named Executive Officer NQSOs to acquire shares of our common stock pursuant to the terms and conditions of the 2010 Performance Incentive Plan. In each case, the Compensation Committee considered and evaluated the Radford report, the compensation factors described above and the amount of equity available for grant under our various equity compensation plans. The number of stock options granted was calculated using an option grant dollar value (based on a Black-Scholes model) benchmarked to the 50th percentile in the Radford Survey. Each option was granted with a 10-year term and an exercise price equal to the closing price of our common stock on the NASDAQ on the date of grant. Consistent with the recommendations in the Radford report, vesting occurs monthly over four years, which represented a change from some of our prior practices of vesting stock option awards annually over four years.
Other Policies and Considerations
Internal Pay Equity
The Compensation Committee reviewed the Radford report for 2010 compensation and concluded that total compensation for a company’s chief executive officer is generally higher than the total compensation for either its chief financial officer or chief medical officer, and that the total compensation of the chief medical officer is generally higher than the total compensation of the chief financial officer. The relative total compensation for our executive officers for 2010 followed the same pattern observed in the Radford report, with our Chief Executive Officer receiving the highest total compensation, followed by our Chief Medical Officer and our Chief Financial Officer. Our ordinal pay ranking is consistent with comparable companies, and as each component of compensation for each executive officer is determined in relation to the 50th percentile of officers holding positions having similar responsibilities at comparable companies, the Compensation Committee believes that relative compensation among our executive officers is appropriate and consistent with maintaining internal pay equity.
Relationship Between Compensation Elements
Each element of executive officer compensation was determined with reference to the 50th percentile of the same element paid to executive officers holding the similar position at comparable companies. Therefore, no objective formula was utilized when determining the relative proportion of salary, cash incentive or equity awards relative to each other or to total compensation.
Employment Agreements and Termination Benefits
During 2009, we amended and restated the employment agreements of each of the executive officers in order to establish consistency of format and content, coordinate contractual provisions with the terms of our STIP and other benefit plans, eliminate outdated provisions, implement best practices and update certain elements of compensation, including provisions related to termination and change of control. As amended, the employment agreement for each executive officer contains provisions related to termination and change of control. When establishing the termination and change of control provisions of the employment agreements, the Compensation Committee and the Board of Directors considered the Radford report, which provided recommendations to the Compensation Committee regarding the termination and change of control provisions for each executive officer based on publicly available information regarding the practices of our peer group, policy statements made by significant investor groups and an analysis of current market trends. The specific terms of the termination and change of control arrangements, as well as an estimate of the compensation that would have been payable had they been triggered as of the end of 2010, are described in detail in the section below entitled “Executive Compensation — Potential Payments Upon Termination/Change of Control.”
Compensation Committee Interlocks and Insider Participation
No member of the Compensation Committee during fiscal year 2010 served as one of our officers, former officers or employees. During fiscal year 2010, none of our executive officer served as a member of the Compensation Committee of any other entity, one of whose executive officers served as a member of our Board of Directors or Compensation Committee, and none of our executive officers served as a member of the Board of Directors of any other entity, one of whose executive officers served as a member of our Compensation Committee.

Report of the Compensation Committee on Executive Compensation
The Compensation Committee of the Board of Directors has reviewed and discussed “Compensation Discussion and Analysis” required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, the Compensation Committee recommended to the Board of Directors that the “Compensation Discussion and Analysis” be included in the Company’s 2010 Annual Report on Form 10-K and this Proxy Statement.
COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS
Neil Clendeninn, Chairperson
Jack Goldstein
Martin Mattingly

EXECUTIVE COMPENSATION
During the 2010 fiscal year, our Named Executive Officers and their respective positions were as follows: Scott Cormack, Chief Executive Officer and President, Stephen Anderson, Chief Financial Officer and Secretary, and Cindy Jacobs, Ph.D., M.D., Executive Vice President and Chief Medical Officer. Effective February 24, 2010, Mr. Anderson terminated his employment with us. On the same day, the Board of Directors appointed Cameron Lawrence, our Director of Finance, as the interim Principal Financial Officer, Principal Accounting Officer and Treasurer, and appointed Mr. Cormack as Secretary.
Mr. Cormack, Dr. Jacobs and Mr. Lawrence, together with our former officer Stephen Anderson, are referred to as our Named Executive Officers for purposes of this Proxy Statement.
The following table provides information regarding our current executive officers and certain key persons as of April 20, 2011.

Name and Municipality of
Residence	Age	Position With the Company

Executive Officers
Scott Cormack,	46	President, Chief Executive Officer, Secretary and Director
Vancouver, Canada

Michelle Burris	45	Executive Vice President Operations and Chief Financial Officer
Sammamish, Washington

Cindy Jacobs,	53	Executive Vice President and Chief Medical Officer
Fall City, Washington

Cameron Lawrence,	31	Principal Accounting Officer, Treasurer and Director of Finance
Vancouver, Canada

Key Persons
Martin Gleave,	52	Chief Scientific Advisor of OncoGenex Technologies
Vancouver, Canada

Monica Krieger	62	Vice President Regulatory Affairs
Seattle, Washington
Following are the biographies of the foregoing persons, except that the biography of Mr. Cormack is located above under the heading “Board of Directors — General”
Michelle Burris, 45, was one of our directors from May 2004 until she resigned from such position effective January 2011. Ms. Burris has been our Executive Vice President Operations and Chief Financial Officer since January 2011. From February 2006 until its acquisition in October 2010 by Emergent BioSolutions, Inc., Ms. Burris was employed by Trubion Pharmaceuticals, Inc., a biopharmaceutical company, where she most recently served as Senior Vice President and Chief Operating Officer.. Ms. Burris served as Senior Vice President and Chief Financial Officer of Dendreon Corporation, a biotechnology company, from August 2005 to January 2006. From March 1995 to July 2005, she was employed by Corixa Corporation, a biotechnology company. She served as its Senior Vice President and Chief Financial Officer from January 2001 until July 2005 when the company was sold to GlaxoSmithKline. Prior to Corixa, Ms. Burris held several finance and strategic planning positions at The Boeing Company, an aerospace company. Ms. Burris is on the Advisory Board of Albers School of Business and Economics at Seattle University. She received a Post Graduate Certificate in accounting and an M.B.A. degree from Seattle University, and a B.S. degree from George Mason University.
Cindy Jacobs, Ph.D., M.D., 53, has served as our Executive Vice President and Chief Medical Officer since August 2008, and had been Executive Vice President and Chief Medical Officer of OncoGenex Technologies from September 2005 to August 2008. From 1999 to July 2005, Dr. Jacobs served as Chief Medical Officer and Senior Vice President, Clinical Development of Corixa Corporation. Prior to 1999, Dr. Jacobs held Vice President, Clinical Research positions at two other biopharmaceutical companies. Dr. Jacobs received her Ph.D. degree in Veterinary Pathology/Microbiology from Washington State University and an M.D. degree from the University of Washington Medical School.
Cameron Lawrence, 31, has served as our Principal Accounting Officer since February 2010, and as Director of Finance since February 2011. Mr. Lawrence had previously served as Director of Financial Reporting from October 2008 to February 2011. From 2003 to 2008, Mr. Lawrence served in various positions at PricewaterhouseCoopers LLP, including Manager in the Audit and Assurance Group. Mr. Lawrence holds a B.B.A. degree from Simon Fraser University and M.P.Acc. degree from the University of Saskatchewan. He is a Chartered Accountant.

Martin Gleave, M.D., 52, one of our key persons, has served as a consultant of OncoGenex Technologies as its Chief Scientific Advisor since March 25, 2010, and served as its contract Chief Scientific Officer from May 2000 to March 2010. Dr. Gleave is co-founder of OncoGenex Technologies and the principal inventor of its product candidates, OGX-011, OGX-427, and OGX-225. He also served as a director of OncoGenex Technologies prior to the reverse takeover of Sonus Pharmaceuticals. Dr. Gleave is a Distinguished Professor and Director of Research in the Department of Urologic Sciences at the University of British Columbia, or UBC, the British Columbia Leadership Chair in Prostate Cancer Research, and a consultant Urologist for the Department of Urology at the University of Washington. Dr. Gleave is a Senior Research Scientist and Director of the Vancouver Prostate Center. Dr. Gleave received his M.D. degree from the University of British Columbia, his Fellow at the Royal College of Surgeons of Canada (FRCSC), his Urologic Oncology Fellowship, University of Texas MD Anderson Cancer Center and Fellow of the American College of Surgeons (FACS).
Monica Krieger, Ph.D., 62, one of our key persons, has served as our Vice President, Regulatory Affairs since August 2008, and was OncoGenex Technologies’ Vice President, Regulatory Affairs, from September 2005 to August 2008. From 1999 to 2005, Dr. Krieger served as Vice President, Regulatory Affairs of Corixa Corporation. Prior to 1999, Dr. Krieger headed the Regulatory Affairs department at three other biopharmaceutical companies. She received an M.B.A. degree from the Darden School at the University of Virginia and a Ph.D. degree from Rutgers University.
Summary Compensation Table
The following table sets forth information regarding the compensation of our Named Executive Officers for each of the fiscal years ended December 31, 2010, 2009 and 2008. The components of the compensation reported in the Summary Compensation Table are described below. Additional information on the components of the total compensation package, including a discussion of the proportion of each element to total compensation, is discussed in “Compensation Discussion and Analysis.”

						Non-Equity
						Incentive		All
						Plan		Other
Name and			Salary	Bonus	Option Awards	Compensation		Compensation		Total
Principal Position	Year		($)	($)	($)(2)	($)		($)		($)

Scott Cormack,	2010		475,825	—	453,600	214,078	(5)	—		1,143,503
President and Chief	2009		302,632	—	392,320	121,053	(5)	—		816,004
Executive Officer (1) (3) (4)	2008		97,874	—	194,674	183,875	(5)	—		476,423

Cindy Jacobs,	2010		369,000	—	226,800	116,500	(6)	—		712,300
Executive Vice President and	2009		360,000	—	188,314	108,000	(6)	—		656,314
Chief Medical Officer (1) (4)	2008		127,605	—	77,870	181,988	(6)	—		387,463

Stephen Anderson,	2010	(7)	39,909	—	—	—		181,904	(9)	221,813
Former Chief Financial	2009		184,211	—	125,542	46,053	(8)	—		355,806
Officer (1) (3) (4)	2008		60,612	—	136,272	70,169	(8)	—		267,053

Cameron Lawrence,	2010		98,069	17,476	45,360	16,505		—		177,410
Principal Accounting Officer (3) (10)

(1)	Includes amounts earned but deferred at the election of our Named Executive Officer, such as salary deferrals under our 401(k) Plan established under Section 401(k) of the Code. During 2009, Mr. Cormack, Mr. Anderson and Dr. Jacobs entered into new employment agreement with us, which provided for base salaries of not less than CDN$345,000, CDN$210,000 and $360,000, respectively. Additionally, the agreements provide that such officers are eligible to receive a discretionary annual incentive bonus and the opportunity to participate in our equity compensation plans. The termination benefits under each of these agreements are described below under the heading “Potential Payments Upon Termination/Change of Control.”

(2)	The dollar amounts in this column reflect the aggregate grant date fair value of equity awards granted during the fiscal year in accordance with the FASB Accounting Standards Codification Topic 718 for stock-based compensation. These amounts do not correspond to the actual cash value that will be recognized by each of the Named Executive Officers when received. For a discussion of the assumptions and methodologies used to value the awards reported in this column, see note 11 to our audited consolidated financial statements, which are included in our 2010 Annual Report on Form 10-K. During 2010 Mr. Anderson forfeited 20,000 unvested stock options with an exercise price of $3.00 and 6,000 unvested stock options with an exercise price of $22.28. During 2009 and 2008, no option awards were forfeited by our Named Executive Officers.

(3)	Compensation to Mr. Cormack, Mr. Anderson and Mr. Lawrence was paid in Canadian dollars, and the amounts shown in the columns for salary and bonus have been translated into U.S. dollars based on average foreign exchange rates.

(4)	The individual became a Named Executive Officer on August 21, 2008 following the acquisition by us of OncoGenex Technologies, which transaction is referred to as the Arrangement. Compensation reported for 2008 refers to the period of August 21, 2008 to December 31, 2008.

(5)	See “Compensation Discussion and Analysis” for discussion of amount paid in 2010, including a description of the performance-based vesting criteria associated with this award. With respect to 2008, of the $183,875 in Non-Equity Incentive Plan Compensation paid to Mr. Cormack, $106,400 was paid based on 40% of his 2008 annualized salary of $265,999 and $77,475 was paid in connection with the completion of the Arrangement.

(6)	See “Compensation Discussion and Analysis” for discussion of amount paid in 2010, including a description of the performance-based vesting criteria associated with this award. With respect to 2008, of the $181,988 in Non-Equity Incentive Plan Compensation paid to Dr. Jacobs, $104,040 was paid out based on 30% of her 2008 annualized salary of $346,800 and $77,948 was paid in relation to the completion of the Arrangement.

(7)	Mr. Anderson ceased his employment with us on February 24, 2010 and the salary for 2010 represents a partial year of compensation.

(8)	Mr. Anderson ceased his employment with us on February 24, 2010 and was not, therefore, eligible to be paid a STIP bonus in 2010. See “Compensation Discussion and Analysis” for discussion of amount paid in 2009, including a description of the performance-based vesting criteria associated with this award. With respect to 2008, of the $70,169 in Non-Equity Incentive Plan Compensation paid to Mr. Anderson, $41,182 was paid out based on 25% of his 2008 annualized salary of $164,730 and $28,987 was paid in relation to the completion of the Arrangement.

(9)	Represents termination benefits paid to Mr. Anderson in 2010.

(10)	The individual became a Named Executive Officer on February 24, 2010 following the departure of Mr. Anderson, the former Chief Financial Officer. Compensation disclosed reflect amounts paid from February 24, 2010 to December 31, 2010.
Fiscal 2010 Grants of Plan-Based Awards
The following table provides information related to grants of plan-based awards to our Named Executive Officers during the 2010 fiscal year.

		Estimated
		Payouts Under			All Other
		Non-Equity			Option Awards:		Grant Date
		Incentive Plan Awards			# of Securities	Exercise or Base	Fair Value of
	Grant	Threshold	Target	Maximum	Underlying	Price of Option	Stock
Name	Date	($)	($) (1)	($)	Options (2)(3)	Awards ($/Sh)	Option Awards (3)($)
Scott Cormack	12/14/2010	—	—	—	40,000	15.97	453,600
	—	—	237,913	237,913	—	—	—

Cindy Jacobs	12/14/2010	—	—	—	20,000	15.97	226,800
	—	—	129,150	129,150	—	—	—

Stephen Anderson	—	—	62,910	62,910	—	—	—

Cameron Lawrence	12/14/2010	—	—	—	4,000	15.97	45,360
	—	—	17,320	17,320	—	—	—

(1)	This column represents the non-equity incentive plan awards granted to our Named Executive Officers during the 2010 fiscal year, which were earned based our performance during the year. For a description of the performance-based vesting criteria associated with these awards, see “Compensation Discussion and Analysis.”

(2)	The stock options vest monthly over four years and were granted under the 2010 Performance Incentive Plan.

(3)	Amounts represent the grant date fair value of stock option awards measured in accordance with the guidance in FASB ASC Topic 718. For a discussion of the assumptions and methodologies used to value the awards reported in this column, see note 11 to our audited consolidated financial statements, which are included in our 2010 Annual Report on Form 10-K.

Outstanding Equity Awards at Fiscal Year-End
The following table provides information regarding the outstanding equity awards held by the Named Executive Officers as of December 31, 2010.

	OPTION AWARDS
	Number of	Number of	Option
	Securities Underlying	Securities Underlying	Exercise	Option
	Unexercised Options	Unexercised Options	Price	Expiration
Name	(#) Exercisable	(#) Unexercisable	($)	Date
Scott Cormack,	15,268	—	3.89	1/14/11	(1)
President and Chief Executive Officer	46,167	—	4.11	8/8/12	(1)
	50,000	50,000	3.00	12/31/15	(2)
	6,250	18,750	22.28	12/31/19	(3)
	—	40,000	15.97	12/14/20	(4)

Cindy Jacobs,	27,221	—	4.11	9/12/12	(1)
Executive Vice President and Chief Medical Officer	35,000	35,000	3.00	12/31/15	(2)
	3,000	9,000	22.28	12/31/19	(3)
	—	20,000	15.97	12/14/20	(4)

Stephen Anderson,	—	—	—	—
Former Chief Financial Officer

Cameron Lawrence,	1,875	3,750	3.00	12/31/15	(5)
Principal Accounting Officer	625	1,875	22.28	12/31/19	(3)
	—	4,000	15.97	12/14/20	(4)

(1)	These stock options were granted prior to the Arrangement pursuant to the OncoGenex Technologies Inc. Amended and Restated Stock Option Plan and were assumed by us in connection with the Arrangement.

(2)	These stock options were granted under the 2000 Stock Incentive Plan and vest annually over a four-year period beginning December 31, 2009.

(3)	These stock options were granted under the 2007 Performance Incentive Plan and vest monthly over a 48-month period beginning January 1, 2010.

(4)	These stock options were granted under the 2010 Performance Incentive Plan and vest monthly over a 48-month period beginning January 14, 2011.

(5)	These stock options were granted under the OncoGenex Technologies Inc. Amended and Restated Stock Option Plan and vest annually over a four-year period beginning December 31, 2009.
Option Exercises and Stock Vested
The following table provides information related to options exercised by the Named Executive Officers during the 2010 fiscal year.

	Option Awards
	Number of
	Shares
	Acquired on		Value Realized on
	Exercise		Exercise
Name	(#)		($)
Scott Cormack, President and Chief Executive Officer	43,838	(1)	451,476

Cindy Jacobs, Executive Vice President and Chief Medical Officer	—		—

Steve Anderson, Former Chief Financial Officer	41,776		696,588

Cameron Lawrence, Principal Accounting Officer	1,875		26,288

(1)	17,077 of these stock options were owned indirectly though Mr. Cormack’s spouse.

Pension Benefits/Nonqualified Deferred Compensation
We do not have any plan that provides for payments or other benefits at, following, or in connection with retirement. We also do not have a plan that provides for the deferral of compensation for any employee.
Potential Payments Upon Termination/Change of Control
Change of Control Under Our Equity Compensation Plans
The following discussion sets forth the change of control provisions provided for in our various equity compensation plans.
1999 Nonqualified Stock Incentive Plan and 2000 Stock Incentive Plan
Under our 1999 Nonqualified Stock Incentive Plan, or the 1999 Plan, the vesting period for all outstanding awards will automatically accelerate in connection with a change of control. Under our 2000 Stock Incentive Plan, or the 2000 Plan, the vesting period for all outstanding awards will automatically accelerate in connection with a change of control unless the administrator of the 2000 Plan causes such awards to be assumed or new rights substituted for such rights. In addition, under both plans, the administrator of such plans may take one of the following actions in connection with a change of control, as applicable:
•	provide for the purchase of each outstanding award, or, in the case of the 1999 Plan only, the exchange of each such award;

•	adjust the terms of such awards in a manner to be determined by the administrator to reflect the change of control;

•	cause such awards to be assumed, or new rights substituted therefor by another entity; or

•	make such changes to the applicable plan as the administrator considers equitable.
If the administrator does not take any of the forgoing actions, all awards shall terminate upon the consummation of the change of control.
As used in the 1999 Plan and the 2000 Plan, the term “change of control” means the occurrence of any of the following events, as applicable:
•	acquisitions of our securities representing 50% or more of our outstanding securities;

•	a merger or consolidation in which we are not the surviving entity, except for a transaction, the principal purpose of which is to change the state of our incorporation;

•	under the 1999 Plan, sales, transfers or other dispositions of 50% or more of our assets, or, under the 2000 Plan, sales transfers or other disposition of all or substantially all of our assets;

•	any reverse merger in which we are a surviving entity but in which securities possessing more than 50% of the total combined voting power of our outstanding securities are transferred to a person or persons different from the persons holding those securities immediately prior to such reverse merger;

•	our dissolution;

•	under the 1999 Plan, a liquidation of more than 50% of our value, or, under of the 2000 Plan, our complete liquidation; or

•	under the 1999 Plan only, at least a majority of our directors constitute persons who were not at the time of their first election to the Board of Directors, candidates proposed by a majority of the Board of Directors in office prior to the time of such first election.
2007 Performance Incentive Plan
Under the 2007 Performance Incentive Plan, or the 2007 Plan, the administrator has the discretion to provide in each award agreement the terms and conditions with respect to a change of control that relate to (1) the vesting of an award and (2) the assumption of an award or issuance of comparable securities under an incentive program. If the terms of an option agreement provide for accelerated vesting in the event of a change of control, or to the extent that an option is vested and not yet exercised, the administrator may provide for the purchase or exchange of each option for an amount of cash or other property. Outstanding options shall terminate and cease to be exercisable upon a change of control except to the extent that the options are assumed by the successor entity, or parent of the successor entity, pursuant to the terms of the change of control transaction.

As used in the 2007 Plan, the term “change of control” means the occurrence of any of the following:
•	acquisitions of our securities possessing more than 50% of the total combined voting power of all of our outstanding securities;

•	a merger or consolidation with any other entity, whether or not we are the surviving entity in such transaction, except for a transaction in which the holders of our outstanding voting securities immediately prior to such merger or consolidation hold, as a result of holding our securities prior to such transaction, in the aggregate, securities possessing more than 50% of the total combined voting power of all of our outstanding voting securities or the voting securities of the surviving entity, or the parent of the surviving entity, immediately after such merger or consolidation;

•	the sale, transfer or other disposition, in one transaction or a series of related transactions, of all or substantially all of our assets; or

•	the approval by our stockholders of a plan or proposal for our liquidation or dissolution.
OncoGenex Technologies Inc. Amended and Restated Stock Option Plan
Under the OncoGenex Technologies Inc. Amended and Restated Stock Option Plan, or the OTI Plan, if a change of control occurs, then 50%, or such larger percentage as may be determined by the Board of Directors, of all shares subject to each outstanding stock option that have not yet vested shall vest and become exercisable. Additionally, if an optionee, our stockholders generally or a class of our stockholders that includes the optionee receives an offer for shares that, if accepted, would result in a change of control, all shares subject to options held by officers and directors will become vested and exercisable so as to permit the optionee to tender such shares pursuant to the offer. If the offer is not completed or all of the options tendered by the optionee pursuant to the offer are not taken up or paid for by the offeror, the optionee may be able to return the shares received upon such exercise and reinstate the option and refund the exercise price to the optionee. The Board of Directors may also accelerate an option’s expiration date so that all options will either be exercised or will expire prior to the date on which shares must be tendered pursuant to an offer that would result in a change of control.
As used in the OTI Plan, a change of control means the acquisition of our voting securities by a person, or a person and a joint actor, that, when added to all of our other voting securities at the time held by such person, or persons and a joint actor, total not less than 50% of our outstanding voting securities or the votes attached to those securities are sufficient, if exercised, to elect a majority of our Board of Directors.
2010 Performance Incentive Plan
Under the 2010 Plan, the administrator has the discretion to provide in each award agreement the terms and conditions with respect to a change of control that relate to the vesting of an award and the assumption of an award or issuance of comparable securities under an incentive program. If the terms of an option agreement provide for accelerated vesting in the event of a change of control, or to the extent that an option is vested and not yet exercised, the administrator may provide for the purchase or exchange of each option for an amount of cash or other property. Outstanding options shall terminate and cease to be exercisable upon a change of control except to the extent that the options are assumed by the successor entity (or parent of the successor entity) pursuant to the terms of the change of control transaction. As used in the 2010 Plan, the term “change of control” means the occurrence of any of the following:
•	acquisitions of our securities possessing more than 50% of the total combined voting power of all of our outstanding securities;

•	a merger or consolidation with any other entity, whether or not we are the surviving entity in such transaction, except for a transaction in which the holders of our outstanding voting securities immediately prior to such merger or consolidation hold, as a result of holding our securities prior to such transaction, in the aggregate, securities possessing more than 50% of the total combined voting power of all of our outstanding voting securities or the voting securities of the surviving entity, or the parent of the surviving entity, immediately after such merger or consolidation;

•	the sale, transfer or other disposition, in one transaction or a series of related transactions, of all or substantially all of our assets; or

•	the approval by the stockholders of a plan or proposal for our liquidation or dissolution.

Termination and Change of Control Provisions Under Employment Agreements
As of December 31, 2010, we have employment agreements in place with each of our Named Executive Officers that provide for compensation upon the termination of their employment under certain circumstances, as described below.
Cormack Agreement
The agreement between us, OncoGenex Technologies and Mr. Cormack, which is referred to as the Cormack Agreement, provides Mr. Cormack with termination benefits in the event Mr. Cormack is terminated without cause or for disability, or if Mr. Cormack resigns for good reason, or Good Reason, which means due to (i) the relocation of the officer’s primary work location by more than 40 miles from the current office location; (ii) a material reduction of the officer’s base salary or employee benefits; (iii) any material reduction or diminution of the officer’s duties, authority or responsibilities; (iv) a fundamental breach by us of the Cormack Agreement; or (v) the failure of any successor to assume expressly in writing our obligations under the Cormack Agreement, in each case, provided that Mr. Cormack has provided us with two months’ advance written notice and an opportunity to cure such breach during such two-month period. Any termination that occurs without cause, due to disability or for Good Reason is referred to as an Involuntary Termination.
The Cormack Agreement provides that if an Involuntary Termination occurs, we will be obligated to pay Mr. Cormack a lump sum equal to 18 months of his then-current base salary. In addition, Mr. Cormack will receive continued entitlement under group medical, dental and insurance plans, excluding short- and long-term disability plans and pension plans, to which Mr. Cormack and his family are entitled at Mr. Cormack’s termination date, to the extent such benefit plans permit for 18 months or until Mr. Cormack becomes employed elsewhere where comparable benefits are provided, whichever date comes first (this period is referred to as the Cormack Benefit Plan Severance Period). To the extent continuance of a benefit plan, excluding short- and long-term disability plans and pension plans, is not permitted, OncoGenex Technologies will be obligated to pay Mr. Cormack an amount equal to the sum Mr. Cormack would be required to pay to receive comparable benefits for the Cormack Benefit Plan Severance Period. Notwithstanding the terms of any of our equity compensation plans or any agreement in connection with such plans, if there is an Involuntary Termination, then the time-based vesting restrictions, if any, will immediately lapse on an additional number of shares under all of Mr. Cormack’s outstanding compensatory equity awards, which includes any outstanding stock options granted to Mr. Cormack under our equity compensation plans, that would have time-vested if Mr. Cormack had continued his employment for 18 months following his Involuntary Termination.
The Cormack Agreement provides for additional termination benefits if an Involuntary Termination occurs during the period beginning three months before and ending 12 months after a change in control or if such Involuntary Termination is required by the merger agreement, purchase agreement or other instrument relating to such change in control or such Involuntary Termination is made at the express request of the other party or parties to the transaction constituting such change in control, each of which events is referred to as a Change in Control Termination. Upon a Change in Control Termination, we will be obligated to pay Mr. Cormack 24 months of his then-current base salary, plus a sum equal to 12 months of his average monthly bonus earnings, where such average is calculated over the 24-month period immediately preceding Mr. Cormack’s termination date and based on Mr. Cormack’s bonuses paid in such 24-month period. In addition, Mr. Cormack will receive continued entitlement under our benefit plans as described above, or an amount equal to the sum Mr. Cormack would be required to pay to receive comparable benefits if such continued entitlement is not permitted as described above, except that the Cormack Benefit Plan Severance Period will be 24 months instead of 18 months. Notwithstanding the terms of any of our equity compensation plans or any agreement in connection with such plans, upon a Change in Control Termination, all vesting restrictions, if any, will immediately lapse on all of Mr. Cormack’s compensatory equity awards effective as of his termination date.
All termination benefits in the event of an Involuntary Termination or Change in Control Termination are subject to Mr. Cormack’s execution, delivery and non-revocation of a general release of all litigation and other claims against us and our affiliates.
Anderson Agreement
As discussed above, Mr. Anderson ceased to be one of our employees effective February 2010. Prior to his departure, Mr. Anderson’s employment relationship with us was governed by an employment agreement, which is referred to as the Anderson Agreement. The Anderson Agreement obligated us to provide Mr. Anderson with termination benefits in the event of an Involuntary Termination, provided that, in the case of termination for Good Reason, Mr. Anderson provided us with one month’s advance written notice and an opportunity to cure such breach during such one-month period.
The Anderson Agreement further provided that, in the event of an Involuntary Termination, we would owe Mr. Anderson a lump sum payment equal to nine months of his then-current base salary. In addition, the Anderson Agreement provided that Mr. Anderson would receive continued entitlement under our group medical, dental and insurance plans, excluding short- and long-term disability plans and pension plans, to which Mr. Anderson and his family would have been entitled at Mr. Anderson’s termination date, to the extent such benefit plans permit, for a period of nine months or until Mr. Anderson became employed elsewhere wherein comparable benefits were provided, whichever date comes first, which period is referred to as the Anderson Benefit Plan Severance Period. To the extent continuance of a benefit plan, excluding short- and long-term disability plans and pension plans, was not permitted, we would have been obligated to pay Mr. Anderson an amount equal to the sum Mr. Anderson would have been required to pay to receive comparable benefits for the Anderson Benefit Plan Severance Period. Notwithstanding the terms of any of our equity compensation plans or any agreement in connection with such plans, if there were an Involuntary Termination, the time-based vesting restrictions, if any, would have immediately lapsed on an additional number of shares under all of Mr. Anderson’s outstanding compensatory equity, which includes any outstanding stock options granted to Mr. Anderson under our equity compensation plans, that would have time-vested if Mr. Anderson had continued to be employed for nine months following his Involuntary Termination.

The Anderson Agreement provided for additional termination benefits in the event of an Involuntary Termination during the period beginning three months before and ending 12 months after a change in control or if such Involuntary Termination would have been required by the instrument relating to such change in control, or such Involuntary Termination was made at the express request of the other party or parties to the transaction constituting such change in control, each of which events is referred to as a Change in Control Termination. Upon such a Change in Control Termination, we would be have been obligated to pay Mr. Anderson 12 months of his then-current base salary, plus a sum equal to 12 months of his average monthly bonus earnings, where such average would have been calculated over the 24-month period immediately preceding Mr. Anderson’s termination date and based on Mr. Anderson’s bonuses paid in such 24-month period. In addition, Mr. Anderson would have received continued entitlement under our benefit plans as described above, or an amount equal to the sum Mr. Anderson would be required to pay to receive comparable benefits if such continued entitlement was not permitted as described above, except that the Anderson Benefit Plan Severance Period would have been 12 months instead of nine months. Notwithstanding the terms of any of our equity compensation plans or any agreement in connection with such plans, upon a Change in Control Termination, all vesting restrictions, if any, would have immediately lapsed on all of Mr. Anderson’s compensatory equity awards effective as of his termination date.
The Anderson Agreement provided that all termination benefits in the event of an Involuntary Termination or Change in Control Termination would have been subject to Mr. Anderson’s execution, delivery and non-revocation of a general release of all litigation and other claims against us and our affiliates.

In connection with Mr. Anderson’s departure in February 2010, Mr. Anderson’s agreement was amended to:
•	extend Mr. Anderson’s severance payment period from nine months to nine months and 12 days;

•	provide Mr. Anderson with one month’s base compensation in lieu of the notice required under the Anderson Agreement; and

•	provide that the time-based vesting restrictions shall immediately lapse on any equity awards that would have time-vested if Mr. Anderson had continued to be employed through December 31, 2010, rather than only through December 19, 2010, as would have been the case under the Anderson Agreement.
Mr. Anderson was therefore paid $181,904 as payment of a total of 10 months and 12 days base salary, as well as all unpaid vacation pay accrued through the termination date. This amount will be treated as a retiring allowance.
Jacobs Agreement
Our agreement with Cindy Jacobs, referred to as the Jacobs Agreement, provides Dr. Jacobs with termination benefits in the event of an Involuntary Termination, provided that, in the case of termination for good reason, Dr. Jacobs has provided us with 30 days’ advance written notice and an opportunity to cure such breach during such 30-day period.
The Jacobs Agreement provides that if an Involuntary Termination occurs, we will be obligated to pay Dr. Jacobs a lump sum payment equal to 12 months of her then-current base salary. In addition, if Dr. Jacobs elects to continue her and her dependents’ health insurance coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985, or COBRA, we must pay up to 12 months of Dr. Jacobs’ monthly premium under COBRA, provided that our obligation to pay the monthly premium will cease when Dr. Jacobs becomes eligible to receive substantially equivalent health coverage in connection with new employment. Notwithstanding the terms of any of our equity compensation plans or any agreement in connection with such plans, if there is an Involuntary Termination, then the time-based vesting restrictions, if any, will immediately lapse on an additional number of shares under all of Dr. Jacobs’ outstanding compensatory equity awards, which includes outstanding stock options granted to Dr. Jacobs under our equity compensation plans, that would have time-vested if Dr. Jacobs had continued in employment for 12 months following her Involuntary Termination.
The Jacobs Agreement provides for additional termination benefits if an Involuntary Termination occurs during the period beginning three months before and ending 12 months after a change in control or if such Involuntary Termination is required by the merger agreement, purchase agreement or other instrument relating to such change in control, or such Involuntary Termination is made at the express request of the other party or parties to the transaction constituting such change in control, each of which events is referred to as a Change in Control Termination. Upon such a Change in Control Termination, we will be obligated to pay Dr. Jacobs 15 months of her then-current base salary, plus a sum equal to 12 months of her average monthly bonus earnings, where such average is calculated over the 24-month period immediately preceding Dr. Jacobs’ separation from services and based on Dr. Jacobs’ bonuses paid in such 24-month period. In addition, our payment of monthly COBRA premiums as described above will be for up to 15 months instead of up to 12 months. Notwithstanding the terms of any of our equity compensation plans or any agreement in connection with such plans, upon a Change in Control Termination, all vesting restrictions, if any, will immediately lapse on all of Dr. Jacobs’ compensatory equity effective as of her separation from service.

All termination benefits in the event of an Involuntary Termination or Change in Control Termination are subject to Dr. Jacobs’ execution, delivery and non-revocation of a general release of all litigation and other claims against us and our affiliates.
Lawrence Agreement
The agreement between OncoGenex Technologies and Mr. Lawrence, or the Lawrence Agreement, provides Mr. Lawrence with termination benefits in the event Mr. Lawrence is terminated without cause, or if Mr. Lawrence resigns for Good Reason. The Lawrence Agreement provides that if an Involuntary Termination occurs, or Mr. Lawrence resigns as a result of a material adverse change, without his consent, in his title, position, job function or compensation, we will be obligated to provide Mr. Lawrence four weeks’ notice plus an additional two weeks’ notice for each full year of Mr. Lawrence’s employment at the date such termination notice is given, which is referred to as the Severance Period, to a maximum of 26 weeks, or pay in lieu of notice in an amount determined by multiplying Mr. Lawrence’s average weekly earnings ((inclusive of his base salary and bonus) where such average is calculated over the 104-week period immediately preceding the Severance Period) by the number of weeks in the Severance Period. Such severance may be paid to Mr. Lawrence either in a lump sum or by equal weekly, bi-weekly or monthly installments for the duration of the Severance Period, at our sole discretion.
Any payment to Mr. Lawrence shall be deemed to include all required termination and/or severance payments pursuant to the provisions of the Employment Standards Act (British Columbia), as amended from time to time, and, to the extent that such insurance plans permit, continued entitlement under all group medical, dental and insurance plans, excluding short- and long-term disability plans and pension plan, to which Mr. Lawrence is entitled at the time of termination of employment. Such continuation of benefit entitlement shall be for a period equal to the Severance Period or until the date Mr. Lawrence is employed where comparable benefits are provided, whichever date comes first. To the extent the continuance of certain benefit plans, excluding short- and long-term disability, is not permitted, we shall pay to Mr. Lawrence, no later than 30 days after his date of termination, an amount equal to 10% of his weekly base salary in effect immediately prior to the such termination date, which equals his base salary divided by 52, multiplied by the number of weeks in the Severance Period.
The Lawrence Agreement will terminate when Mr. Lawrence retires. Mr. Lawrence may, by providing us with one month’s notice, terminate the Lawrence Agreement and his employment with us. In such circumstance, we may request that Mr. Lawrence cease his duties prior to the expiration of such one-month notice period, in which event we will pay Mr. Lawrence an amount equal to the difference between what he would have received had his employment continued for such one-month and the amount actually paid during such one-month. In the event Mr. Lawrence provides such notice to us, his termination date shall mean the last day on which he works for us.

Potential Cost of Termination Payments
In the table below, we have estimated the potential cost to us of the compensation to which each Named Executive Officer would have been entitled if he or she experienced an Involuntary Termination or a Change in Control Termination effective as of December 31, 2010.

						Involuntary Termination in Connection with a
	Involuntary Termination					Change in Control
Named	Cash		Equity			Cash		Equity
Executive	Payments ($)	Benefits	Compensation			Payments	Benefits	Compensation
Officer	(1)	($)	($)(2)		Total ($)	($)	($)	($)		Total ($)
Scott Cormack	761,613	15,026	390,209	(3)	1,166,848	1,183,796	20,035	520,279	(3)	1,724,110

Cindy Jacobs	380,000	12,386	137,841	(4)	530,227	587,250	15,482	172,301	(4)	1,166,848

Cameron Lawrence	21,578	739	3,525	(5)	25,842	21,578	739	3,525	(5)	25,842

(1)	Amounts payable to Mr. Cormack and Mr. Lawrence are denominated in Canadian dollars and have been translated into U.S. dollars based on the December 31, 2010 exchange rate of US$1.00 = CDN$0.9946.

(2)	The employment agreements for each of Mr. Cormack, Dr. Jacobs and Mr. Lawrence state that the time-based vesting restrictions associated with unvested options immediately lapse on any shares of common stock that would have time-vested if they had had continued in employment throughout their respective severance period as defined in their employment agreements. The amounts above represent the stock option expense that would be incurred by us in accordance with the guidance of FASB ASC Topic 718 in relation to options vested immediately upon termination in accordance with the terms of the individual’s employment agreement.

(3)	Represents stock option expense associated with the accelerated vesting of 25,000 options at an exercise price of $3.00 per share, 9,375 options with an exercise price of $22.28 per share, and 15,000 options with and exercise price of $15.97 per share.

(4)	Represents stock option expense associated with the accelerated vesting of 17,500 options at an exercise price of $3.00 per share, 3,000 options at an exercise price of $22.28 per share, and 5,000 options with an exercise price of $15.97 per share.

(5)	Represents stock option expense associated with the accelerated vesting of 166 options at an exercise price of $22.28 per share, and 104 options with an exercise price of $15.97 per share.

OTHER MATTERS
Section 16(a) Beneficial Ownership Reporting Compliance
Section 16(a) of the Exchange Act requires that our executive officers and directors, and persons who own more than 10% of a registered class of our equity securities, file reports of ownership and changes in ownership with the SEC. Executive officers, directors and greater than 10% stockholders are required by SEC rules to furnish us with copies of all forms they file. Based solely on our review of the copies of such forms we received and written representations from certain reporting persons, we believe that all Section 16(a) filing requirements applicable to our executive officers, directors and 10% stockholders were complied with during fiscal year 2010.
Delivery of Documents to Stockholders Sharing an Address
We have adopted a process for delivering documents to stockholders that has been approved by the SEC called “householding.” Under this process, stockholders of record who have the same address and last name will receive only one copy of our Annual Report and this Proxy Statement, unless we or one of our mailing agents has received contrary instructions from any stockholder at that address. We will continue to mail a proxy card to each stockholder of record.
If you prefer to receive multiple copies of the Annual Report and Proxy Statement at the same address, additional copies will be provided to you promptly upon request. If you are a stockholder of record, you may contact us by writing to OncoGenex Pharmaceuticals, Inc., Attention: Secretary, 1522 — 217th Place S.E., Bothell, Washington 98021. Eligible stockholders of record receiving multiple copies of our Annual Report and this Proxy Statement can request householding by contacting us in the same manner.
If you are a beneficial owner holding shares through your broker, bank or other nominee, you may request additional copies of the Annual Report or Proxy Statement, or you may request householding, by notifying your broker, bank or other nominee.
Stockholder Proposals to Be Presented at 2012 Annual Meeting
Proposals of stockholders that are intended for inclusion in our proxy statement relating to the 2012 annual meeting of stockholders must be received by us at our offices at 1522 — 217th Place S.E., Bothell, Washington 98021, no later than December 23, 2011. If the date of our 2012 annual meeting is changed by more than 30 calendar days from the anniversary date of the 2011 Annual Meeting, then the deadline for submission of proposals is a reasonable time before we begin to print and mail proxy materials. Such proposals must satisfy the conditions established by the SEC, including, but not limited to, Rule 14a-8 promulgated under the Exchange Act, in order to be included in our proxy statement for the 2012 meeting.
Stockholder proposals, other than those in respect of nominations for the Board of Directors, that are not intended to be included in our proxy materials for our 2012 annual meeting of stockholders but that are intended to be presented by the stockholder from the floor must be received at our offices at 1522 — 217th Place S.E., Bothell, Washington 98021 no later than March 7, 2012. If the date of our 2012 annual meeting of stockholders is changed by more than 30 calendar days from the anniversary date of our 2011 Annual Meeting, then the deadline is a reasonable time before we send our proxy materials for the 2012 meeting.
If a stockholder wishes to nominate a person for election to the Board of Directors, such stockholder must follow the procedures set forth under the section entitled “Board of Directors — Director Nomination Process — Stockholder Nominations.”
Transaction of Other Business
At the date of this Proxy Statement, the only business that the Board of Directors intends to present or knows that others will present at the Annual Meeting is as set forth above. If any other matter or matters are properly brought before the Annual Meeting, or any adjournment or postponement of the Annual Meeting, it is the intention of the persons named in the accompanying form of proxy to vote the proxy on such matters in accordance with their best judgment.
By Order of the Board of Directors,
Scott Cormack
Secretary
Bothell, Washington
April 21, 2011

APPENDIX A
AMENDMENT NO. 1 TO THE 2010 PERFORMANCE INCENTIVE PLAN

ONCOGENEX PHARMACEUTICALS, INC.
2010 PERFORMANCE INCENTIVE PLAN
This 2010 PERFORMANCE INCENTIVE PLAN (the “Plan”) established by OncoGenex Pharmaceuticals, Inc., a Delaware corporation (the “Company”), was adopted by its Board of Directors on March 24, 2010 (the “Effective Date”) and approved by the Company’s stockholders at the 2010 Annual Meeting of Stockholders (the “Approved Date”). The amendment and restatement of the Plan was approved by the Board and the Compensation Committee of the Board on March 22, 2011 to be effective on the date of the 2011 Annual Meeting of Stockholders assuming the Plan is approved by the Company’s stockholders at such meeting.
ARTICLE 1
PURPOSES OF THE PLAN
1.1 Purposes. The purposes of the Plan are (a) to enhance the ability of the Company and its Affiliated Companies to attract and retain the services of officers, qualified employees, directors and outside consultants and service providers to the Company, upon whose judgment, initiative and efforts the successful conduct and development of the Company’s businesses largely depends, and (b) to provide additional incentives to such persons to devote their utmost effort and skill to the advancement and betterment of the Company, by providing them an opportunity to participate in the ownership of the Company and thereby have an interest in the success and increased value of the Company that coincides with the financial interests of the Company’s stockholders.
ARTICLE 2
DEFINITIONS
For purposes of this Plan, in addition to other capitalized terms defined herein, the following terms shall have the meanings indicated:
2.1 Administrator. “Administrator” means the Board, subject to the Board’s authority to delegate responsibility for any matter to the Committee or to the Chief Executive Officer of the Company as set forth in Section 7.1 of the Plan.
2.2 Affiliated Company. “Affiliated Company” means any “parent corporation” or “subsidiary corporation” of the Company, whether now existing or hereafter created or acquired, as those terms are defined in Sections 424(e) and 424(f) of the Code, respectively.
2.3 Award. “Award” means an Option or Restricted Share issued to a Participant under the Plan.
2.4 Award Agreement. “Award Agreement” means an Option Agreement or Stock Purchase Agreement issued to a Participant pursuant to the Plan.

2.5 Board. “Board” means the Board of Directors of the Company.
2.6 Cause. “Cause” means, with respect to the termination of a Participant’s employment, termination of such employment by the Company for any of the following reasons:
(a) The continued refusal or omission by the Participant to perform any material duties required of him by the Company if such duties are consistent with duties customary for the position held with the Company;
(b) Any material act or omission by the Participant involving malfeasance or gross negligence in the performance of Participant’s duties to, or material deviation from any of the policies or directives of, the Company;
(c) Conduct on the part of Participant which constitutes the breach of any statutory or common law duty of loyalty to the Company; or
(d) Any illegal act by Participant which materially and adversely affects the business of the Company or any felony committed by Participant, as evidenced by conviction thereof, provided that the Company may suspend Participant with pay while any allegation of such illegal or felonious act is investigated.
2.7 Change in Control. “Change in Control” shall mean the occurrence of any of the following events:
(a) The acquisition, directly or indirectly, in one transaction or a series of related transactions, by any person or group (within the meaning of Section 13(d)(3) of the Exchange Act) of the beneficial ownership of securities of the Company possessing more than fifty percent (50%) of the total combined voting power of all outstanding securities of the Company;
(b) A merger or consolidation of the Company with any other entity, whether or not the Company is the surviving entity in such transaction, except for a transaction in which the holders of the outstanding voting securities of the Company immediately prior to such merger or consolidation hold as a result of holding Company securities prior to such transaction, in the aggregate, securities possessing more than fifty percent (50%) of the total combined voting power of all outstanding voting securities of the Company or of the surviving entity (or the parent of the surviving entity) immediately after such merger or consolidation;
(c) The sale, transfer or other disposition (in one transaction or a series of related transactions) of all or substantially all of the assets of the Company; or
(d) The approval by the stockholders of a plan or proposal for the liquidation or dissolution of the Company.
2.8 Code. “Code” means the Internal Revenue Code of 1986, as amended from time to time.

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2.9 Committee. “Committee” means a committee of two or more members of the Board appointed to administer the Plan, as set forth in Section 7.1 hereof.
2.10 Common Stock. “Common Stock” means the Common Stock of the Company, $0.001 par value, subject to adjustment pursuant to Section 4.2 hereof.
2.11 Consultant. “Consultant” means any consultant or advisor if: (i) the consultant or advisor renders bona fide services to the Company or any Affiliated Company; (ii) the services rendered by the consultant or advisor are not in connection with the offer or sale of securities in a capital-raising transaction and do not directly or indirectly promote or maintain a market for the Company’s securities; and (iii) the consultant or advisor is a natural person who has contracted directly with the Company or any Affiliated Company to render such services.
2.12 Disability. “Disability” means permanent and total disability as defined in Section 22(e)(3) of the Code. The Administrator’s determination of a Disability or the absence thereof shall be conclusive and binding on all interested parties.
2.13 DRO. “DRO” means a domestic relations order as defined in the Code or Title I of the Employee Retirement Income Security Act of 1974, as amended, or the regulations thereunder.
2.14 Employee. “Employee” means any officer or other employee (as defined in accordance with Section 3401(c) of the Code) of the Company, or any Affiliated Company.
2.15 Effective Date. “Effective Date” means the date on which the Plan is adopted by the Board, as set forth on the first page hereof.
2.16 Exchange Act. “Exchange Act” means the Securities and Exchange Act of 1934, as amended.
2.17 Exercise Price. “Exercise Price” means the purchase price per share of Common Stock payable upon exercise of an Option.
2.18 Fair Market Value. “Fair Market Value” on any given date means the value of one share of Common Stock, determined as follows:
(a) If the Common Stock is then listed or admitted to trading on a Nasdaq market system or a stock exchange which reports closing sale prices, the Fair Market Value shall be the closing sale price on the date of valuation on such Nasdaq market system or principal stock exchange on which the Common Stock is then listed or admitted to trading, or, if no closing sale price is reported on such day, then the Fair Market Value shall be the closing sale price of the Common Stock on such Nasdaq market system or such exchange on the next preceding day for which a closing sale price is reported.
(b) If the Common Stock is not then listed or admitted to trading on a Nasdaq market system or a stock exchange which reports closing sale prices, the Fair Market Value shall be the average of the closing bid and asked prices of the Common Stock in the over-the-counter market on the date of valuation.

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(c) If neither clause (a) nor (b) of this Section 2.18 is applicable as of the date of valuation, then the Fair Market Value shall be determined by the Administrator in good faith using any reasonable method of valuation, which determination shall be conclusive and binding on all interested parties.
2.19 FINRA Dealer. “FINRA Dealer” means a broker-dealer that is a member of the Financial Industry Regulatory Authority, Inc.
2.20 Incentive Option. “Incentive Option” means any Option so designated by the Administrator and intended to qualify as an “incentive stock option” as defined in Section 422 of the Code.
2.21 Incentive Option Agreement. “Incentive Option Agreement” means an Option Agreement with respect to an Incentive Option.
2.22 Nonqualified Option. “Nonqualified Option” means any Option that is not an Incentive Option. To the extent that any Option designated as an Incentive Option fails in whole or in part to qualify as an Incentive Option, including, without limitation, for failure to meet the limitations applicable to a 10% Stockholder or because it exceeds the annual limit provided for in Section 5.6 below, it shall to that extent constitute a Nonqualified Option.
2.23 Nonqualified Option Agreement. “Nonqualified Option Agreement” means an Option Agreement with respect to a Nonqualified Option.
2.24 Option. “Option” means any option to purchase Common Stock granted pursuant to the Plan.
2.25 Option Agreement. “Option Agreement” means the written agreement entered into between the Company and the Optionee with respect to an Option granted under the Plan.
2.26 Optionee. “Optionee” means a Participant who holds an Option.
2.27 Participant. “Participant” means an individual or entity that holds an Award under the Plan.
2.28 Purchase Price. “Purchase Price” means the purchase price per Restricted Share.
2.29 Restricted Shares. “Restricted Shares” means shares of Common Stock issued pursuant to Article 6 hereof, subject to any restrictions and conditions as are established pursuant to such Article 6.
2.30 Rule 16b-3 Covered Person. “Rule 16b-3 Covered Person” means any key Employee or member of the Board designated by the Administrator with respect to which any transaction involving Common Stock may be eligible for the exemption from Section 16(b) of the Exchange Act set forth in Rule 16b-3.

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2.31 Section 162(m) Covered Employee. “Section 162(m) Covered Employee” means (i) an employee of the Company if, as of the close of the taxable year, such employee is the Principal Executive Officer of the Company (or an individual acting in such a capacity) and the three (3) officers of the Company (other than the Principal Financial Officer and the Principal Executive Officer) for whom total compensation is required to be reported to stockholders under the Exchange Act by reason of such individuals being among the three (3) highest compensated officers for the relevant taxable year and (ii) any other key Employee designated by the Administrator as a key Employee whose compensation for the fiscal year in which the key Employee is so designated or a future fiscal year may be subject to the limit on deductible compensation imposed by Section 162(m) of the Code.
2.32 Service Provider. “Service Provider” means a Consultant, Employee, member of the Board or other natural person the Administrator authorizes to become a Participant in the Plan and who provides services to (i) the Company, (ii) an Affiliated Company, or (iii) any other business venture designated by the Administrator in which the Company (or any entity that is a successor to the Company) or an Affiliated Company has a significant ownership interest.
2.33 Stock Purchase Agreement. “Stock Purchase Agreement” means the written agreement entered into between the Company and a Participant with respect to the purchase of Restricted Shares under the Plan.
2.34 10% Stockholder. “10% Stockholder” means a person who, as of a relevant date, owns or is deemed to own (by reason of the attribution rules applicable under Section 424(d) of the Code) stock possessing more than 10% of the total combined voting power of all classes of stock of the Company or of an Affiliated Company.
ARTICLE 3
ELIGIBILITY
3.1 Incentive Options. Only Employees of the Company or of an Affiliated Company (including officers of the Company and members of the Board if they are Employees of the Company or of an Affiliated Company) are eligible to receive Incentive Options under the Plan.
3.2 Nonqualified Options and Restricted Shares. Employees of the Company or of an Affiliated Company, officers of the Company and members of the Board (whether or not employed by the Company or an Affiliated Company), and Service Providers are eligible to receive Nonqualified Options or acquire Restricted Shares.
3.3 Section 162(m) Limitation for Options. The aggregate number of shares of Common Stock with respect to which Options may be granted to any Employee shall not exceed 1,050,000 shares of Common Stock during any calendar year. Notwithstanding the foregoing, in connection with his or her initial service to the Company, the aggregate number of shares of Common Stock with respect to which Options may be granted to any Employee shall not exceed 1,050,000 shares of Common Stock during the calendar year which includes such individual’s initial service to the Company. Any shares subject to an Option granted during a calendar year to an Employee that can no longer under any circumstances be exercised or purchased for any reason under the Plan shall continue to count against the applicable limitations set forth above for such Employee during such calendar year.

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ARTICLE 4
GRANTING OF AWARDS
4.1 Shares Subject to the Plan. The shares of stock available as a basis for Awards shall be Common Stock. Such shares may be issued from either previously authorized but unissued shares or treasury shares, subject to adjustment as to the number and kind of shares pursuant to Section 4.2 hereof. Subject to the foregoing, a total of 1,050,000 shares of Common Stock may be issued under the Plan. Notwithstanding the limitation described in the preceding sentence, if an option granted pursuant to an equity compensation plan of the Company other than the Plan is outstanding as of the Approved Date and such option subsequently terminates or expires in accordance with its terms, the shares of Common Stock underlying such option which remain unexercised and unissued at the time of such termination or expiration, shall become available for grant or issuance under the Plan, subject to adjustment pursuant to Section 4.2 hereof. In no event will there be available greater than 1,050,000 shares of Common Stock for purposes of the issuance of Incentive Options under the Plan, subject to adjustment pursuant to Section 4.2 hereof.
(a) Cancelled or Forfeited Awards other than Restricted Shares. For purposes of the limitation set forth in this Section 4.1, if all or any portion of any Award, other than Restricted Shares, granted or offered under the Plan can no longer under any circumstances be exercised or purchased due to the forfeiture or cancellation of all or any portion of such Award, then the shares of Common Stock allocable to such unexercised or forfeited portions of such Award shall not count against such limitation and shall again become available for grant or issuance under the Plan.
(b) Non-Replenishment of Reacquired Shares; Awards other than Restricted Shares for Reasons other than Cancellation or Forfeiture of Award. For purposes of the limitation set forth in this Section 4.1, any shares of Common Stock subject to an Award, other than Restricted Shares, and which are reacquired by the Company for any reason, including without limitation pursuant to Section 11.1, other than the cancellation or forfeiture of such Award as described in Section 4.1(a) shall count against such limitation. The Company shall hold all such shares of Common Stock that it reacquires as treasury shares, which shall not again become available for grant or issuance under the Plan.
(c) Replenishment of Reacquired Shares; Awards of Restricted Shares. For purposes of the limitation set forth in this Section 4.1, any shares of Common Stock that were initially the subject of a Stock Purchase Agreement, and which are reacquired by the Company for any reason, including without limitation pursuant to Section 11.1, shall not count against such limitation and shall again become available for grant or issuance under the Plan.
4.2 Changes in Capital Structure. In the event that the outstanding shares of Common Stock are hereafter increased or decreased or changed into or exchanged for a different number or kind of shares or other securities of the Company by reason of a recapitalization, stock split, reverse stock split, combination of shares, reclassification, stock dividend, or other similar change in the capital structure of the Company, then appropriate adjustments shall be made by the Administrator to the aggregate number and kind of shares issuable thereafter under this Plan, the number and kind of shares and the price per share subject to outstanding Award Agreements and the limit on the number of shares under Sections 3.3 and 6.6, all in order to preserve, as nearly as practical, but not to increase, the benefits to Participants.

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4.3 Award Agreement. Each Award shall be evidenced by an Award Agreement. Award Agreements evidencing Incentive Options shall contain such terms and conditions as may be necessary to meet the applicable provisions of Section 422 of the Code.
4.4 Rule 16b-3 Covered Persons. Notwithstanding any other provision of the Plan, the Plan and any Award granted or awarded to a Rule 16b-3 Covered Person shall be subject to any additional limitations set forth in any applicable exemptive rule under Section 16 of the Exchange Act (including Rule 16b-3 under the Exchange Act) that are requirements for the application of such exemptive rule. To the extent permitted by applicable law, the Plan and Awards granted or awarded hereunder shall be deemed amended to the extent necessary to conform to such applicable exemptive rule(s).
ARTICLE 5
OPTIONS
5.1 Option Agreement. Each Option granted pursuant to this Plan shall be evidenced by an Option Agreement that shall specify the number of shares subject thereto, the Exercise Price per share, and whether the Option is an Incentive Option or Nonqualified Option. As soon as is practical following the grant of an Option, an Option Agreement shall be duly executed and delivered by or on behalf of the Company to the Optionee to whom such Option was granted. Each Option Agreement shall be in such form and contain such additional terms and conditions, not inconsistent with the provisions of this Plan, as the Administrator shall, from time to time, deem desirable, including, without limitation, the imposition of any rights of first refusal and resale obligations upon any shares of Common Stock acquired pursuant to an Option Agreement. Each Option Agreement may be different from each other Option Agreement.
5.2 Exercise Price. The Exercise Price per share of Common Stock covered by each Option shall be determined by the Administrator, subject to the following: (a) the Exercise Price of an Option shall not be less than 100% of Fair Market Value on the date the Option is granted and (b) if the person to whom an Incentive Option is granted is a 10% Stockholder on the date of grant, the Exercise Price shall not be less than 110% of Fair Market Value on the date the Option is granted. However, an Option may be granted with an Exercise Price lower than that set forth in the preceding sentence if such Incentive Option is granted pursuant to an assumption or substitution for another option in a manner satisfying the provisions of Section 424 of the Code.
5.3 Payment of Exercise Price. Payment of the Exercise Price shall be made upon exercise of an Option and may be made, in the discretion of the Administrator, subject to any legal restrictions, by: (a) cash; (b) check; (c) the surrender of shares of Common Stock acquired pursuant to the exercise of an Option (provided that shares acquired pursuant to the exercise of Options must have been held by the Optionee for the requisite period necessary to avoid a charge to the Company’s earnings for financial reporting purposes), which surrendered shares shall be valued at Fair Market Value as of the date of such exercise; (d) the waiver of compensation due or accrued to the Optionee for services rendered; (e) a “same day sale” commitment from the Optionee and a FINRA Dealer whereby the Optionee irrevocably elects to exercise the Option and to sell a portion of the shares so purchased to pay for the Exercise Price and whereby the FINRA Dealer irrevocably commits upon receipt of such shares to forward the Exercise Price directly to the Company; or (f) any combination of the foregoing methods of payment or any other consideration or method of payment as shall be permitted by applicable law, including the Sarbanes-Oxley Act of 2002, as amended.

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5.4 Term and Termination of Options. The term and provisions for termination of each Option shall be as fixed by the Administrator, but no Option may be exercisable more than ten (10) years after the date it is granted. An Incentive Option granted to a person who is a 10% Stockholder on the date of grant shall not be exercisable more than five (5) years after the date it is granted.
5.5 Vesting and Exercise of Options. Each Option shall vest and become exercisable in one or more installments at such time or times and subject to such conditions, including without limitation the achievement of specified performance goal(s) or objectives, as shall be determined by the Administrator.
5.6 Annual Limit on Incentive Options. To the extent required for “incentive stock option” treatment under Section 422 of the Code, the aggregate Fair Market Value (determined as of the time of grant) of the Common Stock, with respect to which Incentive Options granted under this Plan and any other plan of the Company or any Affiliated Company become exercisable for the first time by an Optionee during any calendar year, shall not exceed $100,000.
5.7 Nontransferability of Options. Except as otherwise provided by the Administrator in an Option Agreement and as permissible under applicable law, no Option shall be assignable or transferable except by will or the laws of descent and distribution, and during the life of the Optionee shall be exercisable only by such Optionee unless it has been disposed of with the consent of the Administrator (which consent may be withheld in the Administrator’s sole and absolute discretion) pursuant to a DRO. Notwithstanding the foregoing, no Option shall be assignable or transferable in exchange for consideration.
5.8 Rights as Stockholder. An Optionee or permitted transferee of an Option shall have no rights or privileges as a stockholder with respect to any shares covered by an Option until such Option has been duly exercised and certificates representing shares purchased upon such exercise have been issued to such person.

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ARTICLE 6
RESTRICTED SHARES
6.1 Issuance and Sale of Restricted Shares. The Administrator shall have the right to grant Restricted Shares subject to such terms, restrictions and conditions as the Administrator may determine at the time of grant (“Restricted Share Awards”). Such conditions shall include the Purchase Price to be paid by the grantee for such an Award, if any (but not less than the minimum lawful amount under applicable state law). Such conditions may also include, but are not limited to, continued employment or the achievement of specified performance goal(s) or objectives.
6.2 Stock Purchase Agreements. A Participant shall have no rights with respect to the Restricted Shares covered by a Stock Purchase Agreement until the Participant has paid the full Purchase Price (if applicable) to the Company in the manner set forth in Section 6.3 hereof and has executed and delivered to the Company the Stock Purchase Agreement. Each Stock Purchase Agreement shall be in such form, and shall set forth the Purchase Price and such other terms, conditions and restrictions of the Restricted Shares, not inconsistent with the provisions of this Plan, as the Administrator shall, from time to time, deem desirable. Each Stock Purchase Agreement may be different from each other Stock Purchase Agreement.
6.3 Payment of Purchase Price. Subject to any legal restrictions, payment of the Purchase Price, if any, may be made, in the discretion of the Administrator, by: (a) cash; (b) check; (c) the surrender of shares of Common Stock owned by the Participant that have been held by the Participant for the requisite period necessary to avoid a charge to the Company’s earnings for financial reporting purposes, which surrendered shares shall be valued at Fair Market Value as of the date of such acceptance; (d) the waiver of compensation due or accrued to the Participant for services rendered; or (e) any combination of the foregoing methods of payment or any other consideration or method of payment as shall be permitted by applicable corporate law, including the Sarbanes-Oxley Act of 2002, as amended.
6.4 Rights as a Stockholder. Upon complying with the provisions of Section 6.2 hereof, a Participant shall have the rights of a stockholder with respect to the Restricted Shares purchased pursuant to a Stock Purchase Agreement, including voting and dividend rights, subject to the terms, restrictions and conditions as are set forth in such Stock Purchase Agreement. Unless the Administrator shall determine otherwise, certificates evidencing Restricted Shares shall remain in the possession of the Company until such shares have vested in accordance with the terms of the Stock Purchase Agreement.
6.5 Restrictions. Restricted Shares may not be sold, assigned, transferred, pledged or otherwise encumbered or disposed of except as specifically provided in the Stock Purchase Agreement. In the event of termination of a Participant’s employment, service as a director of the Company or Service Provider status for any reason whatsoever (including death or disability), the Stock Purchase Agreement may provide, in the discretion of the Administrator, that the Company shall have the right, exercisable at the discretion of the Administrator, to repurchase, at the original Purchase Price, any Restricted Shares which have not vested as of the date of termination.

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6.6 Vesting of Restricted Shares. Subject to Section 6.5 above, the Stock Purchase Agreement shall specify the date or dates, the performance goal(s) or objectives that must be achieved, and any other conditions on which the Restricted Shares may vest. The Administrator may include among such conditions the requirement that the performance of the Company or a business unit of the Company for a specified period of one or more fiscal years equal or exceed a target determined in advance by the Administrator.  The Administrator shall determine such performance.  Such target shall be based on one or more of the criteria set forth in Appendix A.  The Administrator shall identify such target not later than the 90th day of such period.  Subject to adjustment in accordance with Section 4.2, in no event shall more than 1,050,000 Restricted Shares that are subject to performance-based vesting conditions be granted to any Participant in a single fiscal year of the Company, except that 1,050,000 Restricted Shares may be granted to a new Employee in the fiscal year of the Company in which his or her service as an Employee first commences.  A Restricted Stock Agreement may provide for accelerated vesting in the event of a Change in Control, the Participant’s death, disability or retirement or other events.
ARTICLE 7
ADMINISTRATION OF THE PLAN
7.1 Administrator. Authority to control and manage the operation and administration of the Plan shall be vested in the Board, which may delegate such responsibilities in whole or in part to one or more Committees. Members of the Committee may be appointed from time to time by, and shall serve at the pleasure of, the Board. Without limiting the foregoing, the Board may limit the composition of the Committee to those persons necessary to comply with the requirements of Section 162(m) of the Code and the regulations promulgated thereunder, and Section 16 of the Exchange Act and Rule 16b-3 under the Exchange Act. The Board (or the Committee, as applicable) may delegate to the Chief Executive Officer of the Company such responsibilities to administer the Plan as it shall deem advisable and as permitted by applicable law. As used herein, the term “Administrator” means the Board or, with respect to any matter as to which responsibility has been delegated to the Committee or the Chief Executive Officer, the term Administrator shall mean the Committee or the Chief Executive Officer, as the case may be.
7.2 Powers of the Administrator. In addition to any other powers or authority conferred upon the Administrator elsewhere in the Plan or by law, the Administrator shall have full power and authority: (a) to determine the persons to whom, and the time or times at which, Awards shall be granted, the number of shares to be represented by each Option, the number of Restricted Shares to be offered, and the consideration to be received by the Company upon the exercise of or sale of such Awards; (b) to interpret the Plan; (c) to create, amend or rescind rules and regulations relating to the Plan; (d) to determine the terms, conditions and restrictions contained in, and the form of, Award Agreements; (e) to determine the identity or capacity of any persons who may be entitled to exercise a Participant’s rights under any Award Agreement under the Plan; (f) to correct any defect or supply any omission or reconcile any inconsistency in the Plan or in any Award Agreement; (g) to accelerate the vesting of any Award or release or waive any repurchase rights of the Company with respect to any Award; (h) to extend the exercise date of any Award or acceptance date of any Award; (i) to provide for rights of first refusal and/or repurchase rights; (j) to amend outstanding Award Agreements to provide for, among other things, any change or modification which the Administrator could have included in the original Award Agreement or in furtherance of the powers provided for herein; and (k) to make all other determinations necessary or advisable for the administration of the Plan, but only to the extent not contrary to the express provisions of the Plan. Any action, decision, interpretation or determination made in good faith by the Administrator in the exercise of its authority conferred upon it under the Plan shall be final and binding on the Company and all Participants. In making any determination or in taking or not taking any action under the Plan, the Administrator may obtain and rely upon the advice of experts, including advisors to the Company.

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7.3 Limitation on Liability. No Employee of the Company or member of the Board or Committee shall be subject to any liability with respect to duties under the Plan unless the person acts fraudulently or in bad faith. To the extent permitted by law, the Company shall indemnify each member of the Board or Committee, and any Employee of the Company with duties under the Plan, who was or is a party, or is threatened to be made a party, to any threatened, pending or completed proceeding, whether civil, criminal, administrative or investigative, by reason of such person’s conduct in the performance of duties under the Plan.
ARTICLE 8
CHANGE IN CONTROL
8.1 Change in Control. In order to preserve a Participant’s rights in the event of a Change in Control of the Company:
(a) The Administrator shall have the discretion to provide in each Award Agreement the terms and conditions that relate to (i) vesting of such Award in the event of a Change in Control, and (ii) assumption of such Awards or issuance of comparable securities under an incentive program in the event of a Change in Control. The aforementioned terms and conditions may vary in each Award Agreement.
(b) If the terms of an outstanding Option Agreement provide for accelerated vesting in the event of a Change in Control, or to the extent that an Option is vested and not yet exercised, the Administrator in its discretion may provide, in connection with the Change in Control transaction, for the purchase or exchange of each Option for an amount of cash or other property having a value equal to the difference (or “spread”) between: (x) the value of the cash or other property that the Participant would have received pursuant to the Change in Control transaction in exchange for the shares issuable upon exercise of the Option had the Option been exercised immediately prior to the Change in Control, and (y) the Exercise Price of the Option.
(c) Outstanding Options shall terminate and cease to be exercisable upon consummation of a Change in Control except to the extent that the Options are assumed by the successor entity (or parent thereof) pursuant to the terms of the Change in Control transaction.
(d) The Administrator shall cause written notice of a proposed Change in Control transaction to be given to Participants not less than fifteen (15) days prior to the anticipated effective date of the proposed transaction.

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ARTICLE 9
AMENDMENT AND TERMINATION OF THE PLAN
9.1 Amendments. Subject to applicable law, including Nasdaq stockholder approval requirements, the Board may from time to time alter, amend, suspend or terminate the Plan in such respects as the Board may deem advisable. No such alteration, amendment, suspension or termination shall be made which shall substantially affect or impair the rights of any Participant under an outstanding Award Agreement without such Participant’s consent. The Board may alter or amend the Plan to comply with requirements under the Code relating to Incentive Options or other types of options which give Optionees more favorable tax treatment than that applicable to Options granted under this Plan as of the date of its adoption. Upon any such alteration or amendment, any outstanding Option granted hereunder may, if the Administrator so determines and if permitted by applicable law, be subject to the more favorable tax treatment afforded to an Optionee pursuant to such terms and conditions.
9.2 Plan Termination. Unless the Plan shall theretofore have been terminated, the Plan shall terminate on the tenth (10th) anniversary of the earlier of the Effective Date and the Approved Date and no Awards may be granted under the Plan thereafter, but Award Agreements then outstanding shall continue in effect in accordance with their respective terms.
ARTICLE 10
CANCELLATION & RESCISSION
10.1 Non-Competition. Unless an Option Agreement specifies otherwise, the Administrator may cancel, rescind, suspend, withhold or otherwise limit or restrict any unexpired, unpaid or deferred Options at any time if the Participant is not in compliance with all applicable provisions of the Option Agreement and the Plan or if the Participant engages in any “Adverse Activity.” For purposes of this Section 10.1, “Adverse Activity” shall include: (i) the disclosure to anyone outside the Company, or the use in other than the Company’s business, without prior written authorization from the Company, of any confidential information or material relating to the business of the Company, acquired by the Participant either during or after employment with the Company; (ii) the failure or refusal to disclose promptly and to assign to the Company all right, title and interest in any invention or idea, patentable or not, made or conceived by the Participant during employment by the Company, relating in any manner to the actual or anticipated business, research or development work of the Company; or (iii) activity that results in termination of the Participant’s employment for Cause.
10.2 Agreement Upon Exercise. Upon exercise, payment or delivery pursuant to an Option Agreement, the Participant shall certify in a manner acceptable to the Company that he or she is in compliance with the terms and conditions of the Plan. In the event a Participant fails to comply with the provisions of clauses (i) through (iii) of Section 10.1 hereof prior to, or during the six (6) months after, any exercise, payment or delivery pursuant to an Option Agreement, such exercise, payment or delivery may be rescinded within two years thereafter. In the event of any such rescission, the Participant shall pay to the Company the amount of any gain realized or payment received as a result of the exercise, payment or delivery, in such manner and on such terms and conditions as may be required, and the Company shall be entitled to set-off against the amount of any such gain any amount owed to the Participant by the Company.

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ARTICLE 11
TAX WITHHOLDING
11.1 Withholding. The Company shall have the power to withhold, or require a Participant to remit to the Company in cash, an amount sufficient to satisfy any applicable federal, state, local or foreign tax withholding requirements with respect to any Options exercised, any Restricted Shares issued, or any other Award issued under the Plan. To the extent permissible under applicable tax, securities and other laws, the Administrator may, in its sole discretion and upon such terms and conditions as it may deem appropriate, permit a Participant to satisfy his or her obligation to pay any such tax, in whole or in part, in an amount determined on the basis of the lowest rate of withholding applicable to such Participant, by (a) directing the Company to apply shares of Common Stock to which the Participant is entitled as a result of the exercise of an Award or as a result of the purchase of or lapse of restrictions on an Award, or (b) delivering to the Company shares of Common Stock owned by the Participant. The shares of Common Stock so applied or delivered in satisfaction of the Participant’s tax withholding obligation shall be valued at their Fair Market Value as of the date of withholding based on the minimum statutory withholding rates for income tax and payroll tax purposes that are applicable to such supplemental taxable income.
ARTICLE 12
MISCELLANEOUS
12.1 Repricings Not Permitted. Notwithstanding anything herein to the contrary, the Administrator shall not have the authority to cause the repricing of any outstanding Options either through an adjustment to the Exercise Price or through the cancellation of an Option and regrant of a new Option or other Award in exchange for the cancelled Option (a “Repricing”), unless such Repricing is approved by a majority of the Company’s stockholders entitled to vote on such matter.
12.2 Benefits Not Alienable. For so long as it is subject to any restrictions pursuant to this Plan or an Award Agreement, no Award or interest or right therein or part thereof shall be liable for the debts, contracts, or engagements of the Participant or his or her successors in interest or shall be subject to disposition by transfer, alienation, anticipation, pledge, encumbrance, assignment, or any other means whether such disposition be voluntary or involuntary or by operation of law, by judgment, levy, attachment, garnishment, or any other legal or equitable proceedings (including bankruptcy), and any attempted disposition thereof shall be null and void and of no effect; provided, however, that nothing in this Plan shall prevent transfers by will or the applicable laws of descent and distribution or assignments pursuant to a DRO entered by a court of competent jurisdiction.

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12.3 No Enlargement of Employee Rights. This Plan is strictly a voluntary undertaking on the part of the Company and shall not be deemed to constitute a contract between the Company and any Participant to be consideration for, or an inducement to, or a condition of, the employment of any Participant. Nothing contained in the Plan shall be deemed to give the right to any Participant to be retained as an employee of the Company or any Affiliated Company or to interfere with the right of the Company or any Affiliated Company to discharge any Participant at any time.
12.4 Application of Funds. The proceeds received by the Company from the sale of Common Stock pursuant to Award Agreements, except as otherwise provided herein, will be used for general corporate purposes.
12.5 Annual Reports. During the term of this Plan, the Company will furnish to each Participant who does not otherwise receive such materials, copies of all reports, proxy statements and other communications that the Company distributes generally to its stockholders.
12.6 Applicable Law. The validity, construction, interpretation and effect of this Plan and all Award Agreements hereunder shall be governed by and determined in accordance with the laws of the State of Washington except for matters of corporate law, in which case the provisions of the Delaware General Corporation Law shall govern.

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Appendix A
PERFORMANCE CRITERIA
FOR RESTRICTED SHARES
The performance goals that may be used by the Administrator for restricted share awards shall consist of:
•	Net revenue and/or net revenue growth;

•	Earnings per share and/or earnings per share growth;

•	Earnings before income taxes and amortization and/or earnings before income taxes and amortization growth;

•	Operating income and/or operating income growth;

•	Net income and/or net income growth;

•	Total stockholder return and/or total stockholder return growth;

•	Return on equity;

•	Operating cash flow return on income;

•	Adjusted operating cash flow return on income;

•	Economic value added;

•	Individual business objectives; and

•	Company-specific operational metrics.

•	appreciation in and/or maintenance of the price of the Shares of the Company;

•	reductions in costs; cash flow or cash flow per share (before or after dividends);

•	drug development milestones;

•	regulatory achievements (including submitting or filing applications or other documents with regulatory authorities, successfully executing an advisory committee meeting, or receiving approval of any such applications or other documents and passing pre-approval inspections and validation of manufacturing processes;

•	initiation or completion of pre-clinical studies; clinical achievements (including initiating clinical studies; initiating enrollment, completing enrollment or enrolling particular numbers of subjects in clinical studies; completing phases of a clinical study (including the treatment phase); or announcing or presenting preliminary or final data from clinical studies; in each case, whether on particular timelines or generally);

•	implementation, completion or attainment of measurable objectives with respect to research (including nominating a development candidate or initiating a new full discovery program), development, manufacturing, commercialization, development candidates, products or projects, safety, production volume levels;

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To the extent that an award under the Plan is designated as a “performance award,” but is not intended to qualify as performance-based compensation under Section 162(m), the performance criteria can include the achievement of strategic objectives as determined by the Administrator.
Notwithstanding satisfaction of any performance criteria described above, to the extent specified at the time of grant of an award, the number of shares of Common Stock or other benefits granted, issued, and/or vested under an award on account of satisfaction of performance criteria may be reduced by the Administrator on the basis of such further considerations as the Administrator in its sole discretion determines. To the extent consistent with section 162(m) of the Code, the Administrator may adjust the results under any performance criterion to exclude any of the following events that occurs during a performance measurement period: (a) asset write-downs, (b) litigation, claims, judgments or settlements, (c) the effect of changes in tax law, accounting principles or other such laws or provisions affecting reported results, (d) accruals for reorganization and restructuring programs and (e) any extraordinary, unusual or non-recurring items.

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ONCOGENEX PHARMACEUTICALS, INC.
1522-217TH PLACE SE, SUITE 100
BOTHELL, WA 98021
VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.
ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.
VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.
VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
	M34664-P07636	KEEP THIS PORTION FOR YOUR RECORDS

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.		DETACH AND RETURN THIS PORTION ONLY

ONCOGENEX PHARMACEUTICALS, INC.		For All	Withhold All			For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
The Board of Directors recommends you vote FOR the following:

1.	Election of Directors	☐		☐		☐
Nominees:

	01) Scott Cormack 02) Neil Clendeninn 03) Jack Goldstein	04) Martin Mattingly 05) Stewart Parker 06) David Smith

The Board of Directors recommends you vote FOR the following proposals:									For	Against	Abstain

2.	To ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2011.								☐	☐	☐

3.
To approve an amendment to our 2010 Performance Incentive Plan that will increase the total shares of common stock available for issuance under the 2010 Performance Incentive Plan from 450,000 to 1,050,000.
									☐	☐	☐

4.	To approve, by a non-binding advisory vote, the compensation paid by us to our Named Executive Officers.								☐	☐	☐

The Board of Directors recommends you vote 3 years on the following proposal:								1 Year	2 Years	3 Years	Abstain

5.
To select, by a non-binding advisory vote, every three years as the frequency at which our stockholders will be asked to approve, by a non-binding advisory vote, the compensation paid by us to our Named Executive Officers.
								☐	☐	☐	☐

To cumulate votes as to a particular nominee as explained in the Proxy Statement, check box to the right then indicate the name(s) and the number of votes to be given to such nominee(s) on the reverse side of this card. Please do not check box unless you want to exercise cumulative voting.
☐
NOTE: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person and state your title. PLEASE COMPLETE, SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE

Please indicate if you plan to attend this meeting.			☐		☐

			Yes		No		NOTE: In their discretion, the proxies may transact such other business as properly comes before the meeting or any adjournment thereof.

Signature [PLEASE SIGN WITHIN BOX]		Date					Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement and Form 10-K are available at www.proxyvote.com.

M34665-P07636
ONCOGENEX PHARMACEUTICALS, INC.
Annual Meeting of Shareholders
May 26, 2011
This proxy is solicited by the Board of Directors
The undersigned hereby nominates and appoints Scott Cormack and Michelle Burris, and each of them individually, the attorney, agent and proxy of the undersigned, with full power of substitution, to vote all stock of ONCOGENEX PHARMACTEUTICALS, INC. which the undersigned is entitled to represent and vote at the Annual Meeting of Stockholders to be held at the offices of Fenwick & West LLP at 1191 Second Avenue, 10th Floor, Seattle, Washington, on May 26, 2011 at 9:00 a.m. local time, and at any and all adjournments or postponements thereof, as fully as if the undersigned were present and voting on the matters listed on the reverse side.
This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors’ recommendations.

Cumulative voting		NAME	# OF
		OF CANDIDATE	VOTES CAST

1.1

1.2

1.3
(If you exercised cumulative voting, please mark corresponding box on the reverse side.)
(Continued and to be signed on reverse side)